UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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LINCOLN ELECTRIC HOLDINGS, INC.

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2016 PROXY STATEMENT

LINCOLN ELECTRIC

LINCOLN ELECTRIC®

THE WELDING EXPERTS®

DEAR SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc., which will be held at 11:00 a.m. ET on Thursday, April 21, 2016 at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio. A map is printed on the outside back cover of this proxy statement.

At the meeting, you will be asked to:

•  Elect seven Director nominees named in the proxy statement for a one-year term;

•  Ratify our independent auditors for the year ending December 31, 2016;

•  Approve, on an advisory basis, the compensation of our named executive officers; and

•  Address any other business that properly comes before the meeting.

Shareholders of record on the close of business on March 1, 2016, the record date, are entitled to vote at the Annual Meeting. Your vote is very important! Please vote your shares promptly in one of the four ways noted on page 5. We appreciate your continued confidence in Lincoln Electric and we look forward to seeing you at the Annual Meeting!

Sincerely, Christopher L. Mapes Chairman, President and Chief Executive Officer Frederick G. Stueber Executive Vice President, General Counsel and Secretary

WE WILL BEGIN MAILING THIS PROXY STATEMENT ON OR ABOUT MARCH 21, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Thursday, April 21, 2016: This proxy statement and the related form of proxy, along with our 2015 Annual Report and Form 10-K, are available free of charge at www.lincolnelectric.com/proxymaterials.

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 01

BUSINESS OVERVIEW

BUSINESS OVERVIEW //

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, U.S., we operate 48 manufacturing locations in 19 countries and distribute to over 160 countries. In 2015, we generated $2.5 billion in sales. As an innovation leader with the broadest portfolio of solutions and the industry’s largest team of technical sales representatives and application experts, we are known as the Welding Experts®. Our portfolio of welding and cutting solutions are designed to help customers achieve greater productivity and quality in their manufacturing and fabrication processes. We leverage our global presence and broad distribution network to serve an array of customers across various end markets including: general metal fabrication, power generation and process industries, structural steel construction (buildings and bridges), heavy equipment fabrication (agricultural, mining, construction and rail), shipbuilding, automotive, pipe mills and pipelines, and oil and gas.

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For over 120 years, we have achieved success through a balanced approach and our focus in providing:

•	Customers with a market leading product offering and superior technical application capability,
•	Employees with an incentive and results driven culture, and

•	Shareholders with above market returns.

In 2010, we mobilized the organization around a ten year “2020 Vision and Strategy” that focuses on expanding Lincoln Electric’s position as a valued, technical solutions-provider in our industry by accelerating innovation, operational excellence, and achieving best-in-class financial results through an economic cycle. The strategy is founded on Lincoln Electric’s values and organizes commercial and operational initiatives around six core capabilities and competitive advantages to drive growth and improved margin and return performance: welding process expertise, commercial excellence, product development, global network and reach, operational excellence and financial discipline.

In executing our “2020 Vision and Strategy,” we have pursued an aggressive acquisition strategy, accelerated our investments in R&D to enhance the value proposition and positioning of our solutions, and have emphasized engineered solutions for mission-critical applications. Additionally, we have focused on reach to expand our brand’s footprint geographically, across our extensive distribution channels and in attractive adjacencies such as automation. Our efforts have been successful, as contributions from acquisitions, a strong vitality index of new products and an expanded market presence have contributed to improved margin performance and returns. We have also focused on making structural improvements to the business through continuous improvement initiatives focused on quality, efficiency, and safety which will have improved margins, cash flow generation and returns, but have also improved the long-term operating performance of the business through the economic cycle.

2015 marks the mid-point of the program and the organization is pacing well across the key 2020 financial metrics:

Key Financial Metrics	2020 Goal	2009–2015 Achievement	Key Initiatives and Focus
Sales Growth CAGR	10% CAGR through the cycle	8% CAGR (excludes FX and Venezuela results)	• Increased investment in R&D, increasing our new product vitality index • Active acquisition program
Adjusted Operating Income Margin	15% Average through the cycle	12.1% Average (Achieved a peak 15.1% margin in 2014)	• Targeted growth opportunities • Richening the portfolio mix through differentiated technologies and applications • Operational excellence
Return on Invested Capital	15% Average through the cycle	16.7% Average	• Disciplined acquisition program with stringent ROIC and IRR goals • Margin expansion • Cash management
Average Operating Working Capital Ratio	15% at 2020	17.1% at 2015 (610 basis point improvement)	• Effective cash cycle management • Inventory management

As we navigate through the 2020 strategy, we continue to review our progress and remain confident in our program, our ability to execute to plan and achieve our goals.

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 03

BUSINESS OVERVIEW

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ANNUAL MEETING INFORMATION

NOTICE OF ANNUAL MEETING / /

 ANNUAL MEETING OF SHAREHOLDERS

DATE & TIME	LOCATION	RECORD DATE
Thursday, April 21, 2016	Marriott Cleveland East	March 1, 2016
11:00 a.m. ET	26300 Harvard Road
Warrensville Heights, Ohio

HOW TO CAST YOUR VOTE //

  Your vote is important! Please vote your shares promptly in one of the following ways:

BY INTERNET	BY PHONE	BY MAIL	IN PERSON
Visit	Please call	Sign, date and return	You can vote in person
www.proxyvote.com	1-800-690-6903	your proxy card or	at the meeting in
until April 20, 2016	by April 20, 2016	voting instruction form,	Warrensville Heights,
		must be received by	Ohio on April 21, 2016
April 20, 2016

MEETING AGENDA VOTING MATTERS //

PROPOSAL 1	FOR each nominee	PAGE 12
To elect 7 Director nominees named in this Proxy Statement to hold office until the 2017 Annual Meeting
PROPOSAL 2	FOR	PAGE 72
To ratify the appointment of Ernst & Young LLP as independent auditor for the 2016 fiscal year
PROPOSAL 3 To approve, on an advisory (non-binding) basis, the compensation of our named executive officers (NEOs)	FOR	PAGE 74

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 05

PROXY SUMMARY

PROXY SUMMARY //

This section provides an overview of important items related to this proxy statement and the Annual Meeting. We encourage you to read the entire proxy statement for more information before voting.

2015 PERFORMANCE HIGHLIGHTS //

We delivered a year of solid performance in 2015, despite challenging industrial end markets and unfavorable foreign exchange. While sales declined 10%, or 4% organically to $2.5 billion, our emphasis on improved mix, cost management and operational excellence resulted in solid margin, cash flow and return performance. Highlights include:

*See Appendix A for definitions and reconciliation of these metrics to results reported in accordance with generally accepted accounting principles.

Performance measures used in the design of the executive compensation program are presented within the Compensation Discussion and Analysis section.

In addition, we continued to generate value for shareholders in 2015 with a record $486 million return of cash, comprised of a record $399 million in share repurchases and a 26% increase in the dividend payout rate. Additionally, 2015 marked the 100-year anniversary of dividend payments for the Company. In the last five years, we have repurchased an aggregate amount of $992 million in shares and have increased the dividend payout rate by 107%.

Cumulative Capital Returned to Shareholders ($ millions, based on capital allocation)

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CORPORATE GOVERNANCE HIGHLIGHTS //

Lincoln Electric has a solid track record of integrity and corporate governance practices that promote thoughtful management by its officers and Board of Directors facilitating profitable growth while strategically balancing risk to maximize shareholder value. Below is a summary of certain Board of Director and governance information:

Board & Governance Information
Size of Board	11	Number of fully independent Board committees	4
Number of independent Directors	10	Independent Directors meet without management	Yes
Average age of Directors	64	Director attendance at Board & committee meetings	>96%
Percent female or ethnically diverse	27%	Mandatory retirement age (75)	Yes
Board meetings held in 2015	5	Stock ownership requirements for Directors	Yes
New Directors in the last 5 years	5	Annual Board and committee self-assessments	Yes
Annual election of Directors	In process*	Code of Ethics for Directors, officers & employees	Yes
Majority voting policy for Directors	Yes	Succession planning and implementation process	Yes
Lead Independent Director	Yes	Environmental & risk management review	Yes

*The Board of Directors is currently declassifying and all Directors will be elected to one-year terms beginning at the 2017 Annual Meeting.

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 07

PROXY SUMMARY

DIRECTOR NOMINEES AND BOARD SUMMARY //

You are being asked to vote on the election of these seven Director nominees. Summary biographical information and the committee membership and leadership of each Director, including Director nominees, is listed below. Additional information can be found in the Director biographies under Proposal 1.

Director Nominees

Name	Age	Director Since	Independent	Audit	Compensation & Executive Development	Nominating & Corporate Governance	Finance	Other Public Company Boards
Curtis E. Espeland Executive Vice President and CFO, Eastman Chemical Company	51	2012	✓	■			●	–
Stephen G. Hanks Retired President and CEO, Washington Group International	65	2006	✓		●		■	2
Michael F. Hilton President and CEO, Nordson Corporation	61	2015	✓	●		●		2
Kathryn Jo Lincoln Chair and CIO, Lincoln Institute of Land Policy	61	1995	✓		●	■		–
William E. MacDonald, III Retired Vice Chairman, National City Corporation	69	2007	✓		■		●	–
Phillip J. Mason Retired President, EMEA Sector of Ecolab, Inc.	65	2013	✓	●			●	1
George H. Walls, Jr. Retired Chief Deputy Auditor, State of North Carolina	73	2003	✓	●		●		–

Continuing Directors

Name	Age	Director Since	Independent	Audit	Compensation & Executive Development	Nominating & Corporate Governance	Finance	Other Public Company Boards
David H. Gunning (Lead Director) Retired Vice Chairman, Cliffs Natural Resources, Inc.	73	1987	✓		●	●		1[1]
G. Russell Lincoln President, N.A.S.T. Inc. (personal investment firm)	69	1989	✓	●			●	–
Christopher L. Mapes (Chairman) President and CEO, Lincoln Electric	54	2010						1
Hellene S. Runtagh Retired President and CEO, Berwind Group	67	2001	✓		●	●		2

■   Chair  ●  Member

(1) Mr. Gunning is a member of the Board of Directors of MFS Funds, an investment company under the Investment Company Act of 1940.

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EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS //

Our “2020 Vision and Strategy” is focused on key actions and initiatives that generate long-term profitable growth within our targeted markets through value-added solutions and operational excellence. We have established targets in our programs to achieve a long-term 10% compounded annual growth rate (CAGR) in sales, a 15% average Adjusted Operating Income margin and Return on Invested Capital (ROIC) through an economic cycle, as well as a 15% Average Operating Working Capital to net sales ratio by 2020. We believe this framework engages our business team in creating a value proposition for shareholders that generates above-market returns through economic cycles and maintains a short-term focus on aggressive profit and working capital targets that incentivizes management to improve profitability and operating excellence. Our executive compensation designs are structured to align our incentives with the “2020 Vision and Strategy.”

We have a long history of driving an incentive management culture, emphasizing pay for performance and seeking to align compensation with the achievement of enterprise, segment and individual goals. The executive compensation program is designed to achieve the following objectives:

•  Incentivize our executives to deliver above-market financial results;

•  Align management’s interests with the long-term interests of our shareholders;

•  Define performance drivers that support key financial and strategic business objectives;

•  Address specific business challenges; and

•  Maintain good governance practices in the design and operation of our executive compensation programs, including consideration of compensation risk in the execution of business strategies.

We believe our compensation program and practices provide an appropriate balance between profitability, cash flow and returns, on the one hand, and suitable levels of risk-taking, on the other. This balance, in turn, aligns compensation strategies with shareholder interests, as reflected by the consistent high level of shareholder approval of the compensation of our named executive officers (NEOs).

ACTIONS TO FURTHER ALIGN EXECUTIVE COMPENSATION WITH SHAREHOLDER INTERESTS

The Compensation and Executive Development Committee of the Board reviews the framework of our executive compensation program and has taken the following actions over the past year to better align our executive compensation with shareholder interests:

•  Modified the annual bonus (EMIP) matrix in 2015 to improve the alignment of pay and performance, impacting 2015 payouts made in the first quarter of 2016.

•  Modified the vesting period on RSUs to three years from five years to align with market trends, beginning with grants awarded after October 2015.

•  Adjusted the 2016 peer group to exclude companies with sales greater than 2.5 times that of the Company, with the exception of Illinois Tool Works (ITW), as ITW is a global competitor of Lincoln Electric, with its largest presence in the U.S.

•  Replaced the cash portion of long-term incentives with performance shares, beginning with 2016 grants associated with the 2016 to 2018 performance cycle.

In addition, the Committee took actions to respond to challenging business conditions, including:

•  Supported a 5% temporary reduction in base salary for all officers and other key management, including the NEOs, in support of Lincoln Electric’s cost-cutting measures implemented during 2015.

•  Held NEO base salaries and bonus targets flat for 2016 in light of continued cost-cutting measures.

2015 Executive Compensation Practices

What We Do		What We Don’t Do
We have long-term, compensation programs focused on profitability, net income growth, ROIC and total shareholder returns	✓	We do not allow hedging or pledging of our shares	×
We use targeted performance metrics to align pay with performance	✓	We do not reprice stock options and do not issue discounted stock options	×
We maintain stock ownership requirements (5x base salary for CEO; 3x base salary for other NEOs)	✓	We do not provide excessive perquisites	×
We have shareholder-approved incentive plans	✓	We do not have multi-year guarantees for compensation increases	×
We have a broad clawback policy	✓	We have not provided for automatic full vesting of equity awards upon retirement since 2010	×
We have a double-trigger change of control policy	✓

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 9

PROXY SUMMARY

COMPENSATION FRAMEWORK & PHILOSOPHY

Our compensation program is designed to attract and retain exceptional employees. We design our compensation system to reflect current best practices, including setting base pay at or below the competitive market for each position, targeting incentive-based compensation at or above competitive market rates and promoting quality corporate governance in compensation decisions. We believe these practices result in sustained, long-term shareholder value and reflect our philosophy that the best performers should receive the greatest rewards.

Our executive compensation program is structured as follows:

•  Base salary is targeted to be the smallest component of total direct compensation

•  Short-term incentive compensation is based on annual corporate and segment/business unit performance

• Long-term incentive compensation is based on our financial performance over a 3-year cycle • Equity is a significant percentage of compensation

AVERAGE MIX OF KEY COMPENSATION COMPONENTS AND KEY COMPENSATION METRICS

The following charts present the mix of 2015 target direct compensation for our Chief Executive Officer and all NEOs, as well as the key financial and performance metrics used to make compensation decisions. As shown below, 83% of our CEO’s compensation value and, on average, 76% of our NEOs’ compensation value was “at risk,” with the actual amounts realized based on annual and longer-term performance and our stock price.

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We use the following six key financial performance measures to evaluate results across short- and long-term periods. These metrics are also closely tied to our “2020 Vision and Strategy” program.

Key performance Metrics Tied to Executive Compensation

Metric	Annual Compensation	Long-Term Incentive Programs (3-yr Performance Cycle)
EBITB[1] (Earnings before interest, taxes and bonus)	✓
Average Operating Working Capital to Sales ratio	✓
Segment/business unit and individual performance	✓
Adjusted Net Income growth		✓
Return on Invested Capital (ROIC)		✓
Total Shareholder Return (TSR)		✓

(1) EBITB is an internal measure which tracks our adjusted operating income.

2015 Executive Compensation Summary

The table below presents a summary of the information included in the Summary Compensation Table for 2015. The full table and additional related information can be found in the “Executive Compensation” section.

Name	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Combined Total ($)
Christopher L. Mapes	$903,221	$1,138,408	$1,097,410	$2,146,573	$10,997	$39,364	$5,335,973
Vincent K. Petrella	$473,021	$280,073	$270,106	$777,746	$288,753	$34,593	$2,124,292
George D. Blankenship	$497,917	$225,731	$217,668	$703,999	$512,151	$6,800	$2,164,266
Frederick G. Stueber	$408,292	$169,646	$163,663	$534,110	$9,448	$20,890	$1,306,049
Steven B. Hedlund	$352,127	$105,202	$101,496	$389,460	$—	$25,064	$973,349

AUDITOR //

We ask our shareholders to approve the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016. Below is summary information about fees paid to Ernst & Young LLP for services provided during fiscal 2015 and 2014.

	2014	2015
Audit Fees	$3,353,000	$3,143,000
Audit-Related Fees	283,000	85,000
Tax Fees	151,000	117,000
All Other Fees	0	0
Total Fees	$3,787,000	$3,345,000

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 11

PROPOSAL 1—ELECTION OF DIRECTORS

PROPOSAL 1—ELECTION OF DIRECTORS //

ELECTION OF SEVEN DIRECTORS TO SERVE UNTIL 2017

Our shareholders are being asked to elect seven Directors to serve for a one-year term until the 2017 Annual Meeting and until their successors are duly elected and qualified. Unless otherwise directed, shares represented by proxy will be voted FOR the following nominees:

Curtis E. Espeland	Kathryn Jo Lincoln	Phillip J. Mason
Stephen G. Hanks	William E. MacDonald, III	General George H. Walls, Jr.
Michael F. Hilton

All of the nominees have been previously elected by our shareholders, except for Mr. Hilton who joined our board in July 2015. Mr. Hilton was recommended for election to the Board by the Nominating and Corporate Governance Committee after his credentials were presented to the Chief Executive Officer.

Each of the nominees has agreed to stand for election. The biographies of all of our Board members, including the Director nominees above, can be found later in this section.

If any of the nominees is unable to stand for election, the Board may provide for a lesser number of nominees or designate a substitute. In the latter event, shares represented by proxies solicited by the Directors may be voted for the substitute. We have no reason to believe that any of the nominees will be unable to stand for election.

MAJORITY VOTING POLICY

The Director nominees receiving the greatest number of votes will be elected (plurality standard). However, our majority voting policy that states that any Director who fails to receive a majority of the votes cast in his/her favor is required to submit his/her resignation to the Board. The Nominating and Corporate Governance Committee of the Board would then consider each resignation and determine whether to accept or reject it. Abstentions and broker non-votes will have no effect on the election of a Director and are not counted under our majority voting policy. Holders of common stock do not have cumulative voting rights with respect to the election of a Director.

DECLASSIFICATION OF OUR BOARD

Our shareholders approved the declassification of our Board in 2014. Under the declassification process, all Directors will stand for election annually commencing with the 2017 Annual Meeting.

OUR BOARD RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE LISTED ABOVE

ANNUAL MEETING ATTENDANCE; NO SPECIAL ARRANGEMENTS

Directors are expected to attend each annual meeting. The Director nominees, as well as the continuing Directors, plan to attend this year’s Annual Meeting. At the 2015 Annual Meeting, all of our Directors serving at that time were in attendance.

Neither the Director nominees nor any continuing Director has any special arrangement or understanding with any other person pursuant to which the Director nominees or continuing Director was or is to be selected as a Director or nominee. There are no family relationships, as defined by SEC rules, among any of our Directors or executive officers. SEC rules define the term “family relationship” to mean any relationship by blood, marriage or adoption, not more remote than first cousin.

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DIRECTOR NOMINEES

Recent Business Experience:

Mr. Espeland has been Executive Vice President and Chief Financial Officer of Eastman Chemical Company (a chemical, fiber and plastic manufacturer) since January 2014. Prior to his service as Executive Vice President and Chief Financial Officer, Mr. Espeland was Senior Vice President and Chief Financial Officer from 2008 to January 2014 and Vice President, Finance and Chief Accounting Officer of Eastman Chemical from 2005 to 2008.

Qualifications:

Mr. Espeland has extensive experience in corporate finance and accounting, having served in various finance and accounting roles, and ultimately as the Chief Financial Officer, at a large publicly traded company (Eastman Chemical) for the past several years. Mr. Espeland also has significant experience in the areas of mergers and acquisitions, taxation and enterprise risk management. Mr. Espeland also served as an independent auditor at Arthur Andersen LLP having worked in both the United States and abroad (Europe and Australia). Mr. Espeland’s extensive accounting and finance experience, the Board has determined, qualifies him as an “audit committee financial expert.” This expertise makes Mr. Espeland an important member of the Audit Committee (where he is Chair) and the Finance Committee. In addition, Mr. Espeland’s international business experience is a valued asset for our global operations.

Recent Business Experience:

Mr. Hanks spent 30 years with global engineering and construction company Morrison Knudsen Corporation and its successor Washington Group International, Inc., serving the last eight years as President, CEO and a member of its Board of Directors and retiring in January 2008.

Directorships:

Mr. Hanks is a member of the Board of McDermott International, Inc. (NYSE: MDR), a position he has held since 2009, and Babcock & Wilcox Enterprises, Inc. (NYSE: BWC), a position he has held since July 2010. Mr. Hanks is also a member of the Board of The Washington Companies, which is privately-owned.

Qualifications: Mr. Hanks’ executive leadership of a U.S. publicly-held company with international reach has provided him with extensive experience dealing with the issues that these companies confront. His diverse professional skill set, including finance (having served as CFO of Morrison Knudsen) and legal competencies (such as enterprise risk management, corporate compliance and legal strategy), make him a valuable member of the Board, the Finance Committee (where he is Chair) and the Compensation and Executive Development Committee. Mr. Hanks’ experience as a Chief Executive Officer and Chief Financial Officer of a publicly-held company qualifies him as an “audit committee financial expert.”

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 13

PROPOSAL 1—ELECTION OF DIRECTORS

Recent Business Experience:

Mr. Hilton is President and Chief Executive Officer of Nordson Corporation (a company that engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment), a position he has held since 2010. Prior to joining Nordson, Mr. Hilton was the Senior Vice President and General Manager for Air Products and Chemicals, Inc. (a company that provides a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services) with specific responsibility for leading its $2B global Electronics and Performance Materials segment. Air Products serves customers in industrial, energy, technology and healthcare markets globally.

Directorships:

Mr. Hilton has served on the Board of Ryder System, Inc. (NYSE: R) since 2012 and Nordson Corporation (Nasdaq: NDSN) since 2010.

Qualifications:

With over 30 years of global manufacturing experience, Mr. Hilton brings to the Lincoln Electric Board an intimate understanding of management leadership, strategy development and day-to-day operations of a multi-national company, including product line management, new product technology, talent development, manufacturing, distribution and other sales channels, business processes, international operations and global markets expertise.

Recent Business Experience:

Ms. Lincoln is Chair and Chief Investment Officer of the Lincoln Institute of Land Policy—a leading educational institution teaching land economics and taxation. She has held this position since 1996, and in her role as CIO currently manages and directs all aspects of the Institute’s $550 million endowment. In her role as Chair, she is responsible for all Board development and governance and takes a leadership position in strategic planning. From 1999 through 2006, Ms. Lincoln previously served as President of the Lincoln Foundation, the non-profit foundation that supported the Lincoln Institute until the two entities merged in 2006.

Directorships:

Ms. Lincoln is an Advisory Board Member of the Johnson Bank, Arizona Region, a position she has held since 2006, before which she was a Board member of the Johnson Bank, Arizona, N.A., beginning in 2001.

Qualifications:

Ms. Lincoln’s leadership experience with the Lincoln Institute, where she plays a crucial role in strategic planning and asset allocation, as well as her extensive experience with the Chautauqua Institution in New York, a major Arizona health care provider, and an international non-profit organization related to land use and policy, make Ms. Lincoln a valuable contributor to a well-rounded Board. Ms. Lincoln serves as a member of the Compensation and Executive Development Committee and Chairs the Nominating and Corporate Governance Committee. In addition, as a Lincoln family member and long-standing Director of Lincoln Electric, Ms. Lincoln has a keen sense of knowledge about Lincoln Electric, its culture and the founding principles.

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Recent Business Experience:

Mr. MacDonald is the former Vice Chairman of National City Corporation (a diversified financial holding company), a position he held from 2001 until his retirement in 2006, where he was responsible for its seven-state regional and national corporate banking businesses, the Risk Management and Credit Administration unit, Capital Markets and the Private Client Group. Mr. MacDonald joined National City in 1968 and, during his tenure, held a number of key management positions, including Senior Executive Vice President of National City Corporation and President and Chief Executive Officer of National City’s Ohio bank.

Directorships:

Mr. MacDonald was a member of the Board of American Greetings Corporation from 2007 until September 2013 when the company was privatized. In addition, Mr. MacDonald served on the Board of MTC Technologies, Inc. from 2002 to 2008 and The Lamson & Sessions Co. from 2006 to 2007 when, in each case, the boards were dismantled as a result of divestitures.

Qualifications:

Mr. MacDonald brings experience in leading a large corporate organization with over 35,000 employees and structuring complex financing solutions for large and middle-market businesses to the Board and its Compensation and Executive Development Committee (where he is Chair) and Finance Committee. In addition to his expertise in economic issues, Mr. MacDonald appreciates the human resources and development challenges facing a global, publicly-traded company.

Recent Business Experience:

Mr. Mason is the former President of the Europe, Middle East & Africa Sector (EMEA Sector) of Ecolab, Inc. (a leading provider of food safety, public health and infection prevention products and services), a position he held from 2010 until his retirement in 2012. Mr. Mason brings 35 years of international business experience to the Board and its Audit and Finance Committees, including starting, developing and growing businesses abroad in both mature and emerging markets. Prior to leading Ecolab’s EMEA Sector, Mr. Mason had responsibility for Ecolab’s Asia Pacific and Latin America businesses as President of Ecolab’s International Sector from 2005 to 2010 and as Senior Vice President, Strategic Planning in 2004.

Directorships:

Mr. Mason is a member of the Board of GCP Applied Technologies (NYSE: GCP). GCP Applied Technologies was spun off from W.R. Grace & Co. as of February 3, 2016.

Qualifications:

Mr. Mason has over 35 years of international business experience with experience in establishing businesses in China, South Korea, Southeast Asia, Brazil, India, Russia, Africa and the Middle East. Mr. Mason’s executive leadership of an international business sector for a U.S. publicly-held company provides him with extensive international business expertise in a business-to-business environment, including industrial sectors. Additionally, he brings a strong finance and strategic planning background, including merger and acquisition experience, along with significant experience working with and advising boards on diverse issues confronting companies with international operations.

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 15

PROPOSAL 1—ELECTION OF DIRECTORS

Recent Business Experience:

General Walls is the former Chief Deputy Auditor of the State of North Carolina, a position he held from 2001 through 2004. General Walls retired from the U.S. Marine Corps in 1993 with the rank of Brigadier General, after nearly 29 years of distinguished service.

Directorships:

General Walls served on the Board of The PNC Financial Services Group, Inc. from 2006 to 2015 and Thomas Industries, Inc. from 2003 to 2005 when the board was dismantled as a result of a divestiture.

Qualifications:

General Walls brings to the Board substantial financial acumen and experience supervising the audits of various government entities, including the Office of the Governor of North Carolina, all state agencies of North Carolina, all Clerks of Superior Court for North Carolina and all not-for-profit agencies that received state or federal funds during his tenure as Chief Deputy Auditor of the State of North Carolina, which serves him well as a member of the Audit Committee of the Board. General Walls also has significant experience in the leadership, management and ethics of large, complex organizations, aiding him in his services on the Nominating and Corporate Governance Committee of the Board. General Walls is also a National Association of Corporate Directors (NACD) Board Leadership Fellow. In addition, General Walls understands the welding industry and at one point in time had oversight responsibility for the Marine Corps welding school and development program.

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CONTINUING DIRECTORS

Recent Business Experience:

Mr. Gunning is the former Vice Chairman of Cliffs Natural Resources, Inc. (an iron ore and coal mining company formerly known as Cleveland-Cliffs Inc), a position he held from 2001 until his retirement in 2007. Prior to that, Mr. Gunning served as Chairman, President and Chief Executive Officer of Capital American Financial Corp. Mr. Gunning is also a lawyer and practiced law for many years as a corporate partner with Jones Day.

Directorships:

Mr. Gunning is a member of the Board of MFS Funds (since 2004), and is the Chair of the Board of the Funds. Mr. Gunning served on the Board of Cliffs Natural Resources, Inc. (2001 to 2007), Portman Mining Ltd. (2005 to 2008), Southwest Gas Corporation (2000 to 2004) and Development Alternatives, Inc. (pre-1993 to May 2013).

Qualifications:

Mr. Gunning brings to the Board chief executive officer and senior management experience (with public companies), public company board experience and corporate legal skills. Additionally, Mr. Gunning’s relatively long tenure as a Director provides the Board with a valuable perspective on Lincoln Electric’s challenges within its industry.

Recent Business Experience:

Mr. Lincoln is President of N.A.S.T. Inc. (a personal investment firm), a position he has held since 1996. Prior to joining N.A.S.T. Inc., Mr. Lincoln served as the Chairman and Chief Executive Officer of Algan, Inc.

Qualifications:

As an entrepreneurial businessman with experience, including 25 years running a $50 million business, Mr. Lincoln understands business risk and the importance of hands-on management. As the grandson of James F. Lincoln and as a long-term trustee, Mr. Lincoln provides the Board with his historic perspective on the Company’s unique culture and especially its incentive management system. His leadership role and his investment experience serve Lincoln Electric well as a member of the Audit and Finance Committees of the Board.

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PROPOSAL 1—ELECTION OF DIRECTORS

Recent Business Experience:

Mr. Mapes is Chairman, President and Chief Executive Officer of Lincoln Electric. Mr. Mapes has served as President and Chief Executive since December 31, 2012. On December 21, 2013, Mr. Mapes was appointed as Chairman of the Board in addition to his other responsibilities. From September 2011 to December 31, 2012, Mr. Mapes served as the Chief Operating Officer of Lincoln Electric. From 2004 to August 2011, Mr. Mapes served as an Executive Vice President of A.O. Smith Corporation (a global manufacturer with a water heating and water treatment technologies business, which has residential, commercial, industrial and consumer applications) and the President of its former Electrical Products unit. Prior to joining A.O. Smith, he was the President, Motor Sales and Marketing of Regal Beloit Corporation (a manufacturer of electrical and mechanical motion control products).

Directorships:

Mr. Mapes is a member of the Board of The Timken Company (NYSE: TKR), a position held since 2014.

Qualifications:

As an experienced executive officer of Lincoln Electric as well as other large, global public companies engaged in manufacturing operations for over thirty years, Mr. Mapes understands the manufacturing industry and the challenges of global growth. He is also familiar with the welding industry generally, given his service to Lincoln Electric as Chief Executive Officer and Chief Operating Officer. In addition to his business management experience, Mr. Mapes has an MBA and a law degree.

Recent Business Experience:

Ms. Runtagh is the former President and Chief Executive Officer of the Berwind Group (a diversified pharmaceutical services, industrial manufacturing and real estate company), a position she held in 2001. From 1997 through 2001, Ms. Runtagh was Executive Vice President of Universal Studios (a media and entertainment company). Prior to joining Universal Studios, Ms. Runtagh spent 27 years at General Electric Company (a diversified industrial company) in a variety of leadership positions.

Directorships:

Ms. Runtagh has served on the Board of Harman International Industries, Inc. (NYSE: HAR) since 2008 and NeuStar, Inc. (NYSE: NSR) since 2006. In addition, Ms. Runtagh is a former member of the Board of IKON Office Solutions Inc., Avaya Inc. and Covad Communications Group.

Qualifications:

Ms. Runtagh has over 30 years of experience in management positions with global companies. Ms. Runtagh’s responsibilities in management have ranged from marketing and sales to finance, as well as engineering and manufacturing. Ms. Runtagh’s diverse management experience, including growing those businesses while maintaining high corporate governance standards, and her extensive experience as a director of public companies, make her well-positioned for her role as a Director, member of the Compensation and Executive Development Committee and member of the Nominating and Corporate Governance Committee.

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CORPORATE GOVERNANCE

Governance Framework

At Lincoln Electric, we are committed to effective corporate governance and high ethical standards. We adhere to our ethical commitments in every aspect of our business, including our commitments to each other, in the marketplace and in the global, governmental and political arenas. These commitments are spelled out in our Code of Corporate Conduct and Ethics, which applies to all of our employees (including our principal executive and senior financial officers) and Board of Directors.

We encourage you to visit our website where you can find detailed information about our corporate governance programs/policies including:

• Code of Corporate Conduct and Ethics • Guidelines on Significant Corporate Governance Issues	• Charters for our Board Committees • Director Independence Standards

Corporate Governance Highlights

Board of Directors

•  Our Board held five meetings in 2015.

•  During 2015, each of our Directors attended at least 75% of the total full Board meetings and meetings of committees on which he or she served during the time he or she served as a Director.

•  Size of Board—11

•  Plurality vote with director resignation policy for failures to receive a majority vote in uncontested director elections

•  Combined Chairman and CEO

•  Lead Independent Director

•  All directors are expected to attend the Annual Meeting

Board Composition

•  Number of independent directors—10

•  Diverse Board including different backgrounds, experiences and expertise, as well as balanced mix of ages and tenure of service

•  Several current and former CEOs

•  Audit Committee has multiple financial experts

Board Processes

•  Independent directors meet without management present

•  Annual Board and Committee self-assessments

•  Board orientation/evaluation program

•  Governance Guidelines approved by Board

•  Board plays active role in risk oversight

•  Full Board review of succession planning

Board Alignment with Shareholders

•  Annual equity grants align interests of directors and officers with shareholders

•  Annual advisory approval of executive compensation

•  No poison pill

•  Stock ownership requirements for officers and directors

Compensation

•  No employment agreements

•  Executive compensation is tied to performance— 83% of CEO target pay and 76% of all NEO target pay is performance-based (at risk)

•  Anti-hedging and anti-pledging policies for directors and officers

•  Recoupment/claw-back policy

Integrity and Compliance

•  Code of Conduct for employees, officers and directors

•  Environmental, health and safety guidelines & goals, including long-term sustainability goals

•  Annual training on ethical behavior

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PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors

Our Board oversees management in the long-term interest of Lincoln Electric and our shareholders. The Board’s major responsibilities include:

•	Overseeing the conduct of our business

•	Reviewing and approving key financial objectives, strategic and operating plans and other significant actions

•	Evaluating CEO and senior management performance and determining executive compensation

•	Planning for CEO succession and monitoring management’s succession planning for other key executives

•	Establishing an appropriate governance structure, including appropriate board composition and succession planning

How We Select Director Nominees

In evaluating Director candidates, including persons nominated by shareholders, the Nominating and Corporate Governance Committee expects that any candidate must have these minimum qualifications:

•	Demonstrated character, integrity and judgment

•	High-level managerial experience or experience dealing with complex problems

•	Ability to work effectively with others

•	Sufficient time to devote to the affairs of Lincoln Electric and these specific qualifications
•	Specialized experience and background that will add to the depth and breadth of the Board

•	Independence as defined by the Nasdaq listing standards

•	Financial literacy

In evaluating candidates to recommend to the Board, including continuing director candidates, the Committee also considers whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as race, gender and national origin.

Lincoln Electric is also committed to having director candidates that can provide perspective on the industry challenges that Lincoln Electric faces and Lincoln Electric’s long-term commitment to a pay for performance culture.

The Committee’s process for identifying and evaluating nominees for Director includes annually preparing and discussing prospective Director specifications, which serve as the baseline to evaluate candidates. From time to time, we have retained an outside firm to help identify candidates.

Shareholders may nominate one or more persons for election as Director of Lincoln Electric. The process for doing so is set forth in the FAQ section of this proxy statement.

Director Independence

Each of our non-employee Directors meets the independence standards set forth in the Nasdaq listing standards, which are reflected in our Director Independence Standards. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Lincoln Electric.

During 2015, the independent Directors met in Executive Session in conjunction with each of the Board meetings. The Lead Director presided over these sessions.

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Board Leadership

Our Chairman, President and Chief Executive Officer is responsible for planning, formulating and coordinating the development and execution of our corporate strategy, policies, goals and objectives. He is accountable for Lincoln Electric’s performance and:

•	reports directly to our Board;

•	works closely with our management to develop our strategic plan;

•	works with our management on transactional matters by networking with strategic relationships;

•	promotes and monitors the Board’s fulfillment of its oversight and governance responsibilities;

•	encourages the Board to set and implement our goals and strategies;
•	establishes procedures to govern our Board’s work;

•	oversees the execution of the financial and other decisions of our Board;

•	makes available to all members of our Board opportunities to acquire sufficient knowledge and understanding of our business to enable them to make informed judgments;

•	presides over meetings of our shareholders; and

•	sets the agenda for, and presides over, Board meetings

Mr. Mapes, our President and Chief Executive Officer, serves as Chairman in addition to his other responsibilities. Our Board believes having one individual serve as Chairman and Chief Executive Officer is beneficial to us because the dual role enhances Mr. Mapes’ ability to provide direction and insight on strategic initiatives impacting us and our shareholders. The Board also believes the dual role is consistent with good corporate governance practices because it is complemented by a Lead Director.

Lead Director

Our Lead Director is appointed each year by the independent Directors. The Lead Director serves as a liaison between the Chairman of the Board and the independent Directors, presides as Chairman of the Board for all meetings at which the Chairman is not present and presides over executive sessions attended only by independent Directors. The Lead Director consults with the Chairman on the format and adequacy of information the Directors receive and the effectiveness of the Board meeting process and has independent authority to review and approve Board meeting agendas and schedules, as well as the authority to request from our officers any company information deemed desirable by the independent Directors. The Lead Director may call meetings of the independent Directors should he or she see fit—during 2015, the independent Directors met in conjunction with each of the board meetings. The Lead Director may also speak on behalf of Lincoln Electric, from time to time, as the Board may decide.

David H. Gunning currently serves as our Lead Director, a position he has held since 2013.

Board Role in Risk Oversight & Assessment

In the ordinary course of business, we face various strategic, operating, compliance and financial risks. Our risk management processes seek to identify and address significant risks. Our Board oversees this enterprise-wide approach, and the Lead Director promotes our Board’s engagement in enterprise risk management. Additionally, the Audit Committee reviews major financial risk exposure and the steps management has taken to monitor and control risk. Our Board has integrated its enterprise risk management process with its strategic planning process, refining the distinction between strategic risks and operational risks. Our Board reviews both regularly.

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PROPOSAL 1—ELECTION OF DIRECTORS

Compensation-Related Risk

We regularly assess risks related to our compensation and benefit programs, including our executive programs, and our Compensation and Executive Development Committee is actively involved in those assessments. In addition, Willis Towers Watson, a compensation consultant engaged by management, has provided a risk assessment of our executive programs in the past. Although we have a long history of pay for performance and incentive-based compensation, we believe our compensation programs contain many mitigating factors to ensure that our employees are not encouraged to take unnecessary risks.

As a result of all these efforts, we do not believe the risks arising from our executive compensation policies and practices are reasonably likely to have a material adverse effect on Lincoln Electric.

RELATED PARTY TRANSACTIONS

Any related party transactions concerning Lincoln Electric and any of its directors, officers or other employees (or any of their immediate family members) are to be disclosed to and approved by the Chief Compliance Officer and the Audit Committee of the Board. We define “related party transactions” generally as transactions in which the self-interest of the employee, officer or Director may be at odds or conflict with the interests of Lincoln Electric, such as doing business with entities that are or may be controlled or significantly influenced by such persons or their immediate family members. Our related party transaction policies can be found in our Code of Corporate Conduct and Ethics, as well as the Audit Committee Charter, both of which are available on our website at www.lincolnelectric.com.

In February 2016, the Audit Committee considered and approved a related party transaction involving P&R Specialty, Inc., a supplier to Lincoln Electric. Greg D. Blankenship, the brother of George D. Blankenship, is the sole stockholder and President of P&R Specialty, Inc. During 2015, we purchased approximately $2.6 million worth of products from P&R Specialty in ordinary course of business transactions. George D. Blankenship has no ownership interest in or any involvement with P&R Specialty. We believe that the transactions with P&R Specialty were, and are, on terms no less favorable to us than those that could have been obtained from unaffiliated parties.

OUR BOARD COMMITTEES

We have separately designated standing Audit, Compensation and Executive Development and Nominating and Corporate Governance Committees established in accordance with applicable provisions of the Securities Exchange Act of 1934 and Securities and Exchange Commission and Nasdaq rules. The Board also has designated a standing Finance Committee. The number of meetings held by each committee during 2015 is set forth below.

	Audit	Compensation & Executive Development	Nominating & Corporate Governance	Finance
Number of Committee Meetings–2015	6	7	5	5

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The following summaries set forth the principal responsibilities of each of the Board’s separately designated standing committees, as well as other information regarding their makeup and operations. A copy of each committee’s charter may be found on our website at www.lincolnelectric.com.

Audit Committee Members Messrs. Espeland (Chair), Hilton, Lincoln, Mason and Walls

•   Appoints and determines whether to retain or terminate the independent auditors

•   Approves all audit engagement fees, terms and services

•   Approves any non-audit engagements

•   Reviews and discusses the independent auditors’ quality control

•   Reviews and discusses the independence of the auditors, the audit plan, the conduct of the audit and the results of the audit

•   Reviews and discusses with management Lincoln Electric’s financial statements and disclosures, its interim financial reports and its earnings press releases

•   Reviews with Lincoln Electric’s General Counsel legal matters that might have a significant impact on our financial statements

•   Oversees compliance with our Code of Corporate Conduct and Ethics, including annual reports from compliance officers

•   Reviews with management the appointment, replacement, reassignment or dismissal of the Senior Vice President, Internal Audit, the internal audit charter, internal audit plans and reports

•   Reviews with management the adequacy of internal control over financial reporting

Each of the members of our Audit Committee meets the independence standards set forth in the Nasdaq listing standards and have likewise been determined by the Board to have the financial competency required by the listing standards. In addition, because of the professional training and past employment experience of Messrs. Espeland and Hilton, the Board has determined that they are financially sophisticated Audit Committee Members under the Nasdaq listing standards and qualify as “audit committee financial experts” in accordance with Securities and Exchange Commission rules. Shareholders should understand that the designation of Messrs. Espeland and Hilton as “audit committee financial experts” is a disclosure requirement and that it does not impose upon them any duties, obligations or liabilities that are greater than those generally imposed on them as members of the Audit Committee and the Board.

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PROPOSAL 1—ELECTION OF DIRECTORS

Compensation and Executive Development Committee Members Messrs. MacDonald, III (Chair), Gunning, Hanks, Ms. Lincoln and Ms. Runtagh

•   Reviews and establishes total compensation of our Chief Executive Officer and other executive officers

•   Annually assesses the performance of our Chief Executive Officer and other executive officers

•   Monitors our key management resources, structure, succession planning, development and selection processes and the performance of key executives

•   Reviews and recommends to the Board, in conjunction with the Nominating and Corporate Governance Committee, the appointment and removal of our elected officers

•   Has oversight for our employee stock and incentive plans and reviews and makes recommendations to the Board concerning all employee benefit plans

•   Reviews and recommends to the Board new or amended executive compensation plans

Each of the members of our Compensation and Executive Development Committee meets the independence standards set forth in the Nasdaq listing standards and each of whom is deemed to be (1) an outside Director within the meaning of Section 162(m) of the U.S. Internal Revenue Code, and (2) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934. As part of the independence evaluation, the Board must consider all factors relevant to whether the Director has a relationship to the Company that is material to his or her ability to be independent, including the Director’s source of compensation and whether the Director is affiliated with the Company. None of the members of the Committee were determined to have an affiliation or source of income that was material to his or her ability to be independent.

The Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority. Two exceptions to the foregoing are that the authority to delegate is not permitted with respect to awards under our equity compensation plans to any executive officers or any person subject to Code Section 162(m) and the authority to delegate is limited by Section 162(m) under our 2007 Management Incentive Compensation Plan, a plan that relates to awards subject to Code Section 162(m).

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Nominating and Corporate Governance Committee

Members

Ms. Lincoln (Chair),

Messrs. Hilton, Walls, Gunning and Ms. Runtagh

•	Reviews external developments in corporate governance matters, and develops and recommends to the Board corporate governance principles for Lincoln Electric

•	Identifies and evaluates Board member candidates and is responsible for director succession planning

•	Reviews director compensation, benefits and expense reimbursement programs
•	Reviews periodically the quality, sufficiency and currency of governance information furnished to the Board by management

•	Reviews and advises on shareholder proposals and engagement

•	Leads our Board and Committees in annual reviews of their performance

Each of the members of our Nominating and Corporate Governance Committee meet the independence standards set forth in the Nasdaq listing standards.

Finance Committee

Members

Messrs. Hanks (Chair),

Espeland, Lincoln, MacDonald, III and Mason

•	Reviews financial performance, including comparing our financial performance to budgets and goals

•	Reviews capital structure issues, including dividend and share repurchasing policies

•	Reviews our financial operations
•	Reviews our capital expenditures

•	Oversees strategic planning and financial policy matters, including merger and acquisition activity

•	Reviews pension plan funding and plan investment management performance

Each of the members of our Finance Committee meet the independence standards set forth in the Nasdaq listing standards. All of our Directors typically attend the Finance Committee meetings, a practice that has been in place for the past several years.

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PROPOSAL 1—ELECTION OF DIRECTORS

DIRECTOR COMPENSATION   //

OUR BOARD COMPENSATION PROGRAM

Based upon the recommendations of the Nominating and Corporate Governance Committee, the Board determines our non-employee Director compensation. The Committee periodically reviews the status of Board compensation in relation to other comparable companies, trends in Board compensation and other factors it deems appropriate. The objectives of our non-employee Director compensation programs are to attract highly qualified and diverse individuals to serve on our Board and to align their interests with those of our shareholders. An employee of Lincoln Electric who also serves as a Director does not receive any additional compensation for serving as a Director, or as a member or chair of a Board committee. During 2015, the Committee reviewed the director compensation, with the assistance of the Hay Group (now part of Korn Ferry) as its independent advisor, and determined that certain adjustments were necessary in order to bring the compensation into better alignment with peers. Accordingly, the Committee Chair and Lead Director retainers and restricted stock award values (for both the initial and annual equity grants) were adjusted. The general Board retainer was not adjusted. The adjustments to the Committee Chair and Lead Director retainers went into effect in January 2016; the adjustment to the annual restricted stock award was effective with the December 2015 grant.

All non-employee Directors receive cash retainers and an annual stock-based award for serving on our Board. Stock-based compensation is provided under our 2015 Stock Plan for Non-Employee Directors. Below is a summary of our director compensation program:

	Board Level	Lead Director[4]	Committee Chairs[5]
Retainer	$80,000	$25,000	$16,000 for Audit $13,000 for Compensation & Executive Development $10,000 for Finance and Nominating and Corporate Governance
Meeting Fees[1]	—	—	—
Annual Restricted Stock Award (approx. value)[2]	$107,000	—	—
Initial Restricted Stock Award[3]	$107,000	—	—

(1)	We do not have separate meeting fees, except if there are more than 8 full Board or Committee meetings in any given year, Directors will receive $1,500 for each full Board meeting in excess of 8 meetings and Committee members will receive $1,000 for each Committee meeting in excess of 8 meetings.

(2)	The restricted stock agreements contain pro-rata vesting of the award upon retirement. Accordingly, if a Director retires before the restricted stock award vests in full (3 years from the date of the grant), the Director will receive unrestricted shares equal to a portion of the original award calculated based on the Director’s length of service during the 3-year term. The value of the annual award of restricted stock was adjusted as noted above from $90,000 of restricted stock for awards prior to December 2015.

(3)	The initial award will be pro-rated based on the Director’s length of service during the twelve-month period preceding the next regularly scheduled annual equity grant (which normally occurs in the fourth quarter of each year). The value of the initial award of restricted stock was adjusted as noted above from $90,000 of restricted stock for awards prior to December 2015.

(4)	The Lead Director retainer for 2015 was $15,000.

(5)	Committee Chair retainers for 2015 were as follows: Audit ($12,500), Compensation & Executive Development ($10,000), Finance ($7,500) and Nominating & Corporate Governance ($7,500).

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Director Compensation Table

Director	Fees Earned or Paid in Cash	Stock Awards[1]	All Other Compensation	Total
Harold L. Adams (retired April 2015)	$ 25,055	$—	$—	$25,055
Curtis E. Espeland	92,500[2]	106,988	—	199,488
David H. Gunning	95,000	106,988	—	201,988
Stephen G. Hanks	87,500	106,988	—	194,488
Michael Hilton	34,400	141,485	—	175,885
Robert J. Knoll (retired April 2015)	25,055	—	—	25,055
G. Russell Lincoln	80,000	106,988	—	186,988
Kathryn Jo Lincoln	87,500	106,988	—	194,488
William E. MacDonald, III	90,000	106,988	—	196,988
Phillip J. Mason	80,000	106,988	—	186,988
Hellene S. Runtagh	80,000	106,988	—	186,988
George H. Walls, Jr.	80,000[2]	106,988	—	186,988

(1)	On December 14, 2015, 1,989 shares of restricted stock were granted to each non-employee Director under our 2015 Stock Plan for Non-Employee Directors. For Mr. Hilton, 586 shares of restricted stock were also granted to him in July 2015 upon his initial election to the Board.

The Stock Awards column represents the grant date fair value under Accounting Standards Codification (ASC) Topic No. 718 based on a closing price of $53.79 per share on December 14, 2015. Assumptions used in the calculation of these amounts are included in footnote (9) to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2016. As of December 31, 2015, the aggregate number of shares of restricted stock held by each non-employee Director was 4,608 shares, except for Mr. Hilton, who joined our Board during 2015, and Mr. Mason, who joined our Board during 2013. Messrs. Hilton and Mason hold 2,575 and 5,190 shares of restricted stock, respectively.

During 2015, Mr. Lincoln and General Walls each exercised 7,000 outstanding stock options. As of December 2015, there are no outstanding stock options held by any of the Directors.

(2)	All of Messrs. Espeland’s and Walls’ board fees were deferred under our Non-Employee Director’s Deferred Compensation Plan.

Other Arrangements

We reimburse Directors for reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings, or when traveling in connection with the performance of their services for Lincoln Electric.

Continuing Education

Directors are reimbursed ($5,000 is used as a guideline) for continuing education expenses (inclusive of travel expenses) for programs each Director may elect.

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PROPOSAL 1—ELECTION OF DIRECTORS

Stock Ownership Guidelines

In keeping with the philosophy that Directors’ interests should be aligned with the shareholders’ and as part of the Board’s continued focus on corporate governance, all of our non-employee Directors must adhere to our stock ownership guidelines. Restricted stock awards count toward the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) do not. The stock ownership guidelines can be met by satisfying one of the two thresholds noted in the chart below. As of December 31, 2015, all of our non-employee Directors had satisfied the stock ownership guidelines, except for Mr. Hilton who joined the Board in July 2015. Mr. Hilton has five years from the date of his election to the board to satisfy the stock ownership guidelines. The Nominating and Corporate Governance Committee reviews the guidelines generally every two and a half years to ensure that the components and values are appropriate—a review was conducted during 2015, with the assistance of Hay Group (now part of Korn Ferry) as an independent advisor, and it was determined that no changes were necessary at this time. The next review is anticipated for 2017.

Retainer Multiple		Number of Shares
Shares valued at 4 x annual retainer ($320,000)	OR	8,179*

*Represents shares equal to $320,000 based on the closing price of $39.12 per share on December 30, 2011.

Equity Awards

The 2015 Stock Plan for Non-Employee Directors is the vehicle for the annual and initial grants of stock-based awards.

Under the terms of the awards, shares of restricted stock vest in full three years after the date of grant with accelerated vesting upon a change in control of Lincoln Electric or upon the death or disability of the Director, as well as accelerated vesting of a pro-rata portion of the award upon retirement based on the Director’s length of service during the 3-year term. During the period in which the shares remain forfeitable, dividends are paid to the Directors in cash.

Deferred Compensation Plan

Adopted in 1995, this plan allows the non-employee Directors to defer payment of all or a portion of their annual cash compensation. This plan allows each participating non-employee Director to elect to begin payment of the deferred amounts as of the earlier of termination of services as a Director, death or a date not less than one full calendar year after the year the fees are initially deferred.

The investment elections available under the plan are the same as those available to executives under our Top Hat Plan, which is discussed below in the narrative of the Nonqualified Deferred Compensation Table.

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EXECUTIVE COMPENSATION

Our “2020 Vision and Strategy” is focused on key actions and initiatives that generate long-term profitable growth within our targeted markets through value-added solutions and operational excellence. We have established targets in our programs to achieve a long-term 10% compounded annual growth rate (CAGR) in sales, a 15% average Adjusted Operating Income Margin and Return on Invested Capital (ROIC) through an economic cycle, as well as a 15% Average Operating Working Capital to Net Sales (AOWC/Sales) ratio by 2020. We believe this framework engages our business team in creating a value proposition for shareholders that generates above-market returns through an economic cycle and maintains a short-term focus on aggressive profit and working capital targets that incentivizes management to improve profitability and operating excellence. Our executive compensation designs are structured to align our incentives with the “2020 Vision and Strategy.” More information on our business and “2020 Vision and Strategy” can be found in the “Business Overview” section at the beginning of this proxy statement.

The Compensation Discussion and Analysis (CD&A) describes our executive compensation programs and how they apply to our named executive officers (NEOs).

2015 Named Executive Officers (NEOs)
Name	Title
Christopher L. Mapes	Chairman, President and Chief Executive Officer
Vincent K. Petrella	Executive Vice President, Chief Financial Officer and Treasurer
George D. Blankenship	Executive Vice President, President, Americas Welding[1]
Frederick G. Stueber	Executive Vice President, General Counsel and Secretary
Steven B. Hedlund	Senior Vice President, President, Global Automation

(1)	Mr. Blankenship was Executive Vice President, President, Lincoln Electric North America during 2015. The above title reflects his title as of the date of this proxy statement.

The CD&A contains statements regarding future performance targets and goals. These targets and goals are disclosed in the context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We caution investors not to apply these statements in other contexts.

Executive Compensation Table of Contents
Compensation Discussion & Analysis		Executive Compensation Tables
Executive Summary	p. 30	Summary of 2015 Compensation Elements	p. 52
Our Compensation Philosophy	p. 36	Summary Compensation Table	p. 53
Elements of Executive Compensation	p. 41	2015 Grants of Plan-Based Awards	p. 55
Other Arrangements, Policies and Practices	p. 48	Holdings of Equity-Related Interests	p. 57
		2015 Pension Benefits	p. 59
		Termination and Change in Control Arrangements	p. 63

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 29

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION //

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our approach to executive compensation is generally the same as our approach to employee-wide compensation, with a strong belief in pay for performance and a long-standing commitment to incentive-based compensation.

While maintaining our performance-driven culture, our executive compensation program is designed to achieve the following objectives:

•  Incentivize our executives to deliver above-market financial results;

•  Align management interests with the long-term interests of our shareholders;

•  Define performance drivers which support key financial and strategic business objectives;

•  Address specific business challenges; and

•  Maintain good governance practices in the design and operation of our executive compensation programs, including consideration of the risks associated with those practices.

OVERVIEW

•  We maintain a performance-driven culture, with pay for performance compensation programs

•  83% of CEO target pay was “at risk” and, on average, 76% of all NEO target pay was “at risk”

•  95% of the shareholders who voted on “say-on-pay” at last year’s Annual Meeting approved the compensation of our NEOs

•  Mindful of our shareholders strong support, we have retained our general approach and emphasis on incentive compensation

Key Financial Performance

We have a strong track record of delivering increased value to our shareholders and we have typically delivered above-market performance, across various financial metrics over many economic cycles. Our long-term “2020 Vision and Strategy” seeks to achieve profitable sales growth both organically and through acquisitions by emphasizing value-added solutions and differentiated technologies to our mix. We anticipate this strategy will yield improved profit margins and returns, and will generate best-in-class financial performance measured against our peer group.

In 2015, sales declined approximately 10%, or 4% organically, to $2.5 billion on weakening industrial end markets and unfavorable foreign exchange. Despite these headwinds, our strategic emphasis on improved mix, cost management and operational excellence resulted in solid margin, cash flow and return performance:

•  Adjusted operating income margin of 14.7%, a modest 40 basis point decline versus prior year. On a reported basis, operating income margin was 7.2% primarily reflecting pension settlement and rationalization and asset impairment charges;

•  Cash flow from operations of $311 million representing 100% free cash flow conversion of adjusted net income;

•  Average operating working capital to net sales ratio maintained at 17.1%;

•  ROIC of 21.1%; and

•  Record returns to shareholders of $486 million through the combination of increased dividend payments and record-level $399 million in share repurchases.

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2015 earnings per common share (EPS) was $1.70, which included the unfavorable impact of $1.78 per diluted share related primarily to pension settlement charges, a Venezuelan currency re-measurement loss and rationalization and asset impairment charges. On an adjusted basis, 2015 EPS was $3.48, as compared with $3.82 in 2014. 2015 EPS was unfavorably impacted by lower volumes, $0.15 from foreign exchange translation and $0.16 from contingent consideration expenses related to an acquisition.

We continued to pursue our growth strategy through the development of innovative solutions and acquisitions. In 2015, we increased R&D investment by 9% and launched over 100 products worldwide, which raised our sales vitality index from new products launched in the last five years to 34%, and 44% in equipment systems. Additionally, acquisitions contributed 2.2% to sales performance.

We consider various types of widely reported financial metrics, each of which is related to our executive compensation programs in some way. Some of these financial metrics directly impact our executive compensation programs, while others are the closest approximation to the metrics that we use in our programs. We believe that all of these financial metrics are critical to the short- and long-term growth and performance of our organization.

Short-term financial metrics used to evaluate operational performance and used in our annual bonus design are:

• Adjusted earnings before interest, taxes and bonus (EBITB), and	• Average operating working capital to net sales ratio (AOWC/Sales)

The following charts illustrate our performance in these or comparable metrics.

[1]	Excluding special items where applicable. Definitions and a reconciliation of non-GAAP results to our most closely comparable GAAP results are included in Appendix A.

[2]	Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by Net sales.

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 31

EXECUTIVE COMPENSATION

Financial metrics considered in long-term compensation programs include:

• Adjusted net income growth (over a three-year cycle), • Three-year average ROIC indexed to peer performance, and	• Share price appreciation, including dividends, (TSR) versus various indices over a three-year period.

The following tables illustrate Lincoln Electric’s Adjusted Net Income, ROIC and TSR performance. ROIC and TSR results are compared to our peer group, S&P 400 Midcap Index (in which we participate), S&P 400 Midcap Manufacturing Index and the S&P 500 Index. The ROIC and TSR percentile rankings show the position of Lincoln Electric’s financial results compared to the particular group, with a 50th percentile ranking indicating median (or market) performance. Percentiles below 50 indicate below-market performance, while percentiles above 50 indicate above-market performance. Information is based on the most recently available public information (as accumulated by an independent third party), as of January 2016 when the analysis was performed.

3 Year (2013–2015) Average ROIC Performance Percentile Rank to Peers and Select Indices
Peers	S&P Midcap 400	S&P Midcap 400 Mfg
75th	90th	90th

[1]	Excluding special items where applicable. Definitions and a reconciliation of non-GAAP results to our most closely comparable GAAP results are included in Appendix A.

[2]	As of September 30, 2015.

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3- and 5-Year Total Shareholder Return

The following charts compare the change in the cumulative total shareholder return on our common stock against the cumulative total shareholder return of the S&P Composite 500 Stock Index (S&P 500) and the S&P 400 MidCap Index (S&P 400) for the three-year and five-year periods ending December 31, 2015. The charts assume that $100 was invested at the beginning of each period in each of Lincoln Electric common stock, the S&P 500 and the S&P 400.

Pay for Performance, Objectives and Process

In designing our executive compensation programs, a core philosophy is that our executives should be rewarded when they deliver financial results that provide value to our shareholders. Therefore, we have established a program that ties executive compensation to superior financial performance. While we have typically delivered above-market financial performance, our executive compensation has generally been below the competitive market (as described below)—this means we have delivered financial results that are superior to the compensation we have paid to executives.

To assess pay for performance, we evaluate the relationship between “total direct realizable pay” for the NEOs and our financial performance. “Total direct realizable pay” is calculated based on the actual value of targeted compensation realized by the executive, as further described below. This allows us to understand the degree of alignment between total compensation delivered for the prior three fiscal years and our financial performance, both relative to peers. Because we believe that trend information is an important component of our analysis, we have relied both on current and historical comparisons to assess pay for performance for 2015. This analysis is performed by management’s compensation consultant, Willis Towers Watson, which is reviewed by the Compensation and Executive Development Committee (the “Committee”) and by its independent consultant, Hay Group (now part of Korn Ferry).

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 33

EXECUTIVE COMPENSATION

“Financial performance” is a composite of reported adjusted EBIT growth, net income growth, ROIC and TSR (the “composite”), where each metric is equally weighted. “Total direct realizable pay” is the sum of the following components (using comparable components from the peer group):

•	Base pay for the applicable three-year period;

•	Actual annual bonus paid during the three-year period;

•	The value of any in-the-money stock options granted over the relevant three-year period (for Lincoln Electric, this is based on the closing price of Lincoln Electric common stock as of the prior fiscal year-end);

•	The value of restricted stock units (“RSUs”) granted over the three-year period (for Lincoln Electric, this is based on the closing price of Lincoln Electric common stock as of the prior fiscal year-end); and

•	The value of long-term performance units/shares over the relevant three-year period (for Lincoln Electric, for the cycles shown below, this includes payments under our cash long-term incentive program (“Cash LTIP”) during the three-year cycle and pro-rata amounts, at target, for awards that are mid-cycle).

As the charts below demonstrate, our financial performance results were above peer group results between the 2012 to 2014 compensation cycle, the most recent period available, with our overall composite financial performance at the 69th percentile and our TSR at the 65th percentile. However, for the same period, total direct realizable compensation was below this benchmark at the 41st percentile for the NEOs. While there is closer alignment in this most recent period than the previous period (2011 to 2013), the same disparity of high financial performance and lower total direct realizable compensation also existed. Therefore, we have generally paid below our compensation targets for above market financial performance. Information for the charts below is based on the most recently available data as of July 2015 when the analysis was performed.

We believe the above charts indicate some ongoing misalignment between our executive compensation programs and Lincoln Electric’s financial performance. Accordingly, the Committee has taken actions to improve the alignment of executive compensation with shareholder interests.

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2015 Executive Compensation Actions

During 2015, the Committee reviewed the design of executive compensation programs, and, in consultation with its independent advisor, instituted certain actions to better align executive compensation to value drivers in line with our financial performance and, accordingly, shareholder interests. Key actions approved by the Committee include:

•	Modified the annual bonus (EMIP) matrix in 2015 to improve the alignment of pay and performance, impacting 2015 payouts made in the first quarter of 2016.

•	Modified the vesting period on RSUs to three years from five years to align with market trends, beginning with grants awarded after October 2015.
•	Adjusted the 2016 peer group to exclude companies with sales greater than 2.5 times that of the Company, with the exception of Illinois Tool Works (ITW), as ITW is a global competitor of Lincoln Electric, with its largest presence in the U.S.

•	Replaced the cash portion of long-term incentives with performance shares, beginning with 2016 grants associated with the 2016 to 2018 performance cycle.

In addition, the Committee took actions to respond to challenging business conditions, including:

•	Supported a 5% temporary reduction in base salary for all officers and other key management, including the NEOs, in support of Lincoln Electric’s cost-cutting measures implemented during 2015.

•	Held NEO base salaries and bonus targets flat for 2016 in light of continued cost-cutting measures.

Good Governance Practices

In addition to our emphasis on above-market financial performance and pay for performance, we design our executive compensation programs to be current with best practices and good corporate governance. We also consider the risks associated with any particular program, design or compensation decision. We believe these assessments result in sustained, long-term shareholder value. Some of those governance practices are described in the Compensation-Related Risk portion of the Corporate Governance section above. Other such practices include:

What We Do	What We Don’t Do

Pay for Performance Focus

We heavily weight our compensation programs toward variable, “at risk”, compensation in addition to performing annual reviews of market competitiveness and the relationship of compensation to financial performance.

✓	No Guaranteed Pay We do not provide multi-year guarantees for compensation increases, including base pay, and no guaranteed bonuses.	×

Balanced Compensation

We structure compensation opportunities that are linked to both short- and long-term periods of time, while aligning compensation with several financial performance metrics that are critical to achievement of sustained growth and shareholder value creation.

✓

No Full Vesting of Equity upon Retirement

We have not provided for automatic full vesting of equity awards upon retirement [vesting was changed to pro-rata]–this change also applied to director equity awards.

×

Double Trigger Provisions for Change in Control

We have change in control arrangements that do not provide for tax gross-ups, do not provide for additional retirement service in the SERP, are limited to three times base pay and bonus [for the Chairman, President and CEO, but only two or one times base pay and bonus for other executives] and mainly provide for payments only upon a double [not single] trigger.

✓	No Repricing or Replacement of Underwater Stock Options We do not reprice or replace underwater stock options without prior shareholder approval.	×

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 35

EXECUTIVE COMPENSATION

What We Do		What We Don’t Do
Stock Ownership Policy We maintain stock ownership requirements for our officers and directors, with a mid-cycle review to ensure they remain appropriate.	✓	No Payment of Dividends on Unvested Equity We do not pay dividend or dividend equivalents while executive RSUs are unvested.	×
Clawback Policy We maintain a broad clawback policy that applies to all recent incentive awards for officers.	✓

No Excessive Perks

We do not pay excessive perks; our perks are modest, consisting of financial planning [for which imputed income is charged], an annual physical examination and reimbursement of club dues [for which, if not used exclusively for business purposes, imputed income is charged].

×

Independent Compensation Committee and Consultants

We utilize independent directors with significant experience and knowledge of the drivers of our long-term performance, coupled with independent compensation consultants and legal advisors, retained directly by the Committee, to provide input and recommendations on our executive compensation programs.

✓

No Excise Tax Gross-Ups or Tax Reimbursements

We do not provide tax gross-up payments or tax reimbursements on compensation and benefits, other than tax equalization benefits that are available to all employees who are on international assignment and modest gross-up payments on employee relocation benefits [and which are a standard component of a U.S. company’s relocation benefits].

×

No Hedging or Pledging

We do not permit hedging activities, such as cashless collars, forward sales, equity swaps and other similar arrangements. In addition, our insider trading policy prohibits the pledging of Lincoln Electric stock on a going-forward basis.

×

Our Compensation Philosophy

Core Principles

Our executive compensation programs consist of four main components: (1) base pay, (2) annual bonus (EMIP), (3) long-term incentives and (4) benefits/perquisites, all of which are discussed in more detail below. Base pay is targeted at the 45th percentile of the competitive market (below market), while target total cash compensation (which includes an annual bonus that incorporates aggressive financial targets) is set at the 65th percentile of the market (above market). Long-term incentive compensation is set at the 50th percentile (at market), and is generally divided equally among three programs: (1) stock options (for U.S. and Canadian-payrolled employees), (2) RSUs, and (3) a Cash LTIP. Although not targeted to a specific competitive level, we believe our benefits, taken as a whole, are at the market median and our executive perquisites are below the market median.

We place the greatest emphasis on programs that reward financial and individual performance while striking a balance between different programs that reward both short-term and long-term financial performance. We believe that this structure is the most effective way to attract, motivate and retain exceptional employees. We use a variety of financial metrics in the operation of our programs (namely Earnings before Interest, Taxes and Bonus (EBITB), Adjusted Net Income growth, Average Operating Working Capital to Sales (AOWC/Sales), Return on Invested Capital (ROIC) and share price appreciation) and we use a mixture of consolidated and business-specific financial goals, with no one factor receiving an excessive weighting.*

*Please refer to Appendix A for definitions of certain financial metrics.

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We use base pay and benefits to deliver a level of fixed compensation since our compensation programs are heavily weighted toward variable compensation. Therefore, fixed components, such as base pay, are generally set at or below the competitive market for each position, while incentive-based compensation, such as annual bonuses, are set at or above the competitive market and require above market financial performance. However, because annual bonuses (EMIP) reward short-term operating performance and are paid in cash, our long-term incentive compensation programs are weighted more heavily toward rewards for share price appreciation and long-term profitability. To further align our realizable compensation with share price appreciation or depreciation, beginning in 2016, the cash portion of the long-term incentive plan has been replaced with performance shares. Individual performance also plays a key role in determining the amount of compensation delivered to an individual in many of our programs, with our philosophy being that the best performers should receive the greatest rewards. In addition, for 2015, as the charts below demonstrate, 83% of the CEO’s compensation mix was “at risk” and 76% of the NEOs compensation mix was “at risk.”

The following is a summary of our 2015 executive compensation and how each component fits within our core principles:

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EXECUTIVE COMPENSATION

The Roles of the Committee, External Advisors and Management

The Committee, which consists solely of non-employee Directors, has primary responsibility for reviewing, establishing and monitoring all elements of our executive compensation programs. The Committee is advised by independent executive compensation consultants, Hay Group (now part of Korn Ferry), and independent legal counsel. Management provides recommendations and analysis to the Committee, and is supported in those efforts by its own executive compensation consultant.

Role of the Committee
Compensation-Related Tasks	Organizational Tasks
Reviews, approves and administers all of our executive compensation plans, including our equity plans	Evaluates the performance of the CEO, with input from all non-employee directors
Establishes performance objectives under our short- and long-term incentive compensation plans	Reviews the performance capabilities of the other executive officers based on input from the CEO
Determines the attainment of those performance objectives and the awards to be made to our executive officers under our short- and long-term incentive compensation plans	Reviews succession planning for officer positions, including the position of the CEO
Determines the compensation for our executive officers, including salary and short- and long-term incentive opportunities	Reviews proposed organization or responsibility changes at the officer level
Reviews compensation practices relating to key employees to confirm that these practices remain equitable and competitive	Reviews our practices for the recruitment and development of a diverse talent pool
Reviews new employee benefit plans or significant changes in such plans or changes with a disproportionate effect on our officers or primarily benefiting key employees

Role of External Advisors

The Committee receives assistance and advice from its independent executive compensation consultants at Hay Group (now part of Korn Ferry), which has been retained by the Committee for several years. Hay Group advises on matters including competitive compensation analysis, executive compensation trends and plan design, peer group company configuration, competitive financial performance and financial target setting. The Committee, however, is not bound by the input, advice or recommendations of its consultant. While some of the analysis and data collection may be prepared initially by management (or its consultant), all work is reviewed by Hay Group, who discusses their findings directly with the Committee.

Hay Group reports directly to the Chairperson of the Committee and meets with the Committee in executive session without the participation of management. Considering all relevant factors, as required by the compensation consultant independence standards set forth in applicable SEC rules and Nasdaq listing standards, we are not aware of any conflict of interest that has been raised by the work performed by Hay Group. In addition, from time to time the Committee has retained the services of independent legal counsel to provide input on various matters. We are not aware of any conflict of interest related to the work performed by independent legal counsel, considering all factors required by Nasdaq listing standards.

Willis Towers Watson provides executive compensation and other services directly to management. For executive compensation, Willis Towers Watson performs the data analysis on competitive compensation, competitive financial performance and financial target setting. That analysis is provided to the Committee’s consultant in advance to allow them to comment upon the findings and any recommendations being made by management.

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Role of CEO and Management

Our management (particularly the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer) provides recommendations to the Committee relative to the philosophies underlying our compensation programs, components of these programs and levels of compensation. Specifically, the Chief Executive Officer recommends the compensation for the other executive management positions and provides the Committee with assessments of their individual performance, both of which are subject to Committee review. Relative to compensation setting, the Committee reviews the Chief Executive Officer’s recommendations and discusses them with their independent, executive compensation consultant to ensure the compensation recommendations are in line with our program’s stated philosophies and are reasonable when compared to our competitive market. Relative to individual performance assessments, which are based on achievement of various financial and leadership objectives set by the Chief Executive Officer, the Committee reviews specific performance components and makes suggestions for modifications where warranted.

Our Methodologies

Selection of Compensation Elements

As part of its annual review, the Committee evaluates whether changes in the philosophy or structure are warranted in light of emerging trends, business needs and/or financial performance. The Committee then uses competitive market data, performance assessments and management recommendations to set the pay components along the targets described above (for example, 45th percentile for base pay). Actual pay for executive management will generally fall within a range of these targets (plus or minus 20%). Absent significant increases due to promotion, increases for break-through individual performance or significant changes in the competitive market data, pay increases are generally in line with national trends.

Market Comparison Data

We collect competitive market compensation data from multiple, nationally published surveys, from proxy data for a peer group of companies and from proxy data for companies in the S&P Midcap 400 Index. All competitive market compensation data is statistically determined (through regression analysis) to approximate our revenue size. Survey data is also aged to approximate more current data. In 2016 we will no longer use regression analysis to approximate our revenue size, as our peer group has been modified to remove all companies with sales greater than 2.5 times that of Lincoln Electric, with the exception of Illinois Tool Works (ITW), as detailed below.

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 39

EXECUTIVE COMPENSATION

Peer Group

We use a peer group of publicly traded industrial companies that are headquartered in the U.S., as well as non-U.S. headquartered companies that are listed on a U.S. exchange, that serve a number of different market segments and that have significant foreign operations. These are companies for which Lincoln Electric competes for talent and shareholder investment. In addition, we only select companies with solid historical financial results and we remove companies from the peer group when their financial performance has consistently fallen below an acceptable level. The Committee conducts an annual review of our peer group.

For 2015, our peer group consisted of the following 27 publicly-traded industrial corporations (which is the same as the prior year’s peer group less those that were acquired during the year):

AGCO Corp	Deere & Co	ITW	Roper Industries

Ametek Inc	Donaldson Co	ITT Corp	SPX Corp

Carlisle Companies Inc.	Dover Corp	Kennametal Inc	The Toro Company

Caterpillar Inc	Eaton Corp	Nordson Corporation

CLARCOR Inc	Emerson Electric	Paccar Inc

Colfax Corporation	Flowserve Corporation	Parker-Hannifin Corp

Crane Company	Graco Inc	Regal Beloit Corporation

Cummins Inc	IDEX Corp.	Rockwell Automation

Peer Group Modified for 2016. In 2015, during the annual review of our peer group, we modified the composition of our peer group to exclude companies with sales greater than 2.5 times that of Lincoln Electric, with the exception of ITW, as ITW is a global competitor of Lincoln Electric, with its largest market presence in the U.S. With this modification, the 2016 peer group will consist of the following companies: Ametek, Carlisle Companies Inc., CLARCOR Inc., Colfax Corporation, Crane Company, Donaldson Co., Flowserve Corporation, Graco Inc., IDEX Corp., ITW, ITT Corp., Kennametal Inc., Nordson Corporation, Regal Beloit Corporation, Rockwell Automation, Roper Industries, SPX Corp., The Toro Company and The Timken Company.

Executive Compensation Structure

Business Needs. The Committee’s independent, compensation consultant (Hay Group) assists in presenting information about emerging trends in executive compensation, along with Committee members’ own reading and study. These trends are considered in light of our compensation philosophies and various business needs. Business needs that are evaluated can include: talent attraction or retention strategies, growth expectations, strategic programs, cost-containment initiatives, management development needs and our company culture. No single factor guides whether changes will be made. Instead, the Committee uses a holistic approach, considering a variety of factors.

Individual Performance. Individual performance is a significant factor in determining annual changes (up or down) to pay components. In addition, the annual bonus includes an individual performance component in determining the percentage of target to be paid (described below and as noted in the annual bonus (EMIP) matrix). Individual performance is measured against how well an executive achieves objectives established for him or her at the beginning of the year. For the past three years, individual performance ratings for the annual bonus for officers have ranged from 100 to 130.

Pay for Performance Review. In determining whether changes will be made to the existing philosophy or structure and before setting compensation levels for the upcoming year, the Committee conducts its annual assessment of Lincoln Electric’s financial performance and pay for performance (both of which are described above). These reviews are used to evaluate whether executive pay levels are properly aligned with our financial performance.

In setting 2015 compensation (which was done in the first quarter of 2015), the Committee reviewed the composite financial performance for Lincoln Electric (which included Adjusted EBIT growth, net income growth, ROIC and 3-year TSR) versus those same metrics for the peer group companies, and it compared the level of total direct

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realizable pay for our NEOs versus similar individuals in the peer group companies. The period used for this analysis was 2011 to 2013, the most recent full fiscal years available. Given the unavailability of certain metrics that we use in our incentive programs, we have selected publicly available financial metrics that are a close approximation to the ones we use.

Overall, the Committee noted that in both longer historical periods and the most recently completed fiscal year, pay levels were generally at or lower than the financial performance delivered. Taken as a whole, the Committee used this information to conclude that no significant changes were needed to our overall executive compensation philosophies for 2015. However, as a result of the continuing misalignment, the EMIP (annual bonus) matrix was adjusted and long-term incentives were modified, as discussed above, to better align with shareholder interests.

Timing of Compensation Determination and Payouts

Base pay, annual bonus targets and long-term incentive awards are set at a regularly scheduled Committee meeting held in the first quarter of the year. This change was made during 2014, as compensation used to be determined at the regularly scheduled Committee meeting held in the last quarter of the year (normally in December). Due to this change in timing, there were no stock option and RSU awards for 2014, as shown in the Summary Compensation Table. Payout amounts for the annual bonus and the cash long-term incentive plan are determined after year-end, at the first available Committee meeting of the following year (normally in February) or a subsequent special meeting (normally in March), once final financial results are available.

Elements of Executive Compensation

Each compensation component for our NEOs is described below, with specific actions noted that were taken during 2015. For 2015 compensation amounts, please refer to the Summary Compensation Table and other accompanying tables below.

Base Pay

Base compensation is provided to our executives to compensate them for their time and proficiency in their positions, as well as the value of their job relative to other positions at Lincoln Electric. Base salaries are set based on the executive’s experience, expertise, level of responsibility, leadership qualities, individual accomplishments and other factors. That being said, we aim to set base salaries at approximately the 45th percentile of the market (slightly below market) in keeping with our philosophy that greater emphasis should be placed on variable compensation.

2015 and 2016 Base Pay

Base salary increases have been moderate for the past several years. On average, for 2015, base salaries for the NEOs were slightly above the 45th percentile target, with an average increase of 5.6%. Mr. Blankenship received the largest increase due to expanded operational responsibility.

NEO	Increase %	2015 Base Salary[1]

C. L. Mapes	3.1%	$907,000

V. K. Petrella	3.3%	$475,000

G. D. Blankenship	14.9%	$500,000

F. G. Stueber	2.5%	$410,000

S. B. Hedlund	4.0%	$353,600

(1)	Does not reflect temporary 5% base salary reduction.

In 2015, officers, including all NEOs, received a temporary 5% base salary reduction in connection with Lincoln Electric’s cost-cutting measures. As this temporary base salary reduction is still in effect and the base salary was found to be appropriately aligned with the market, the Committee did not approve any increases to the NEOs’ 2016 base salary.

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EXECUTIVE COMPENSATION

Annual Bonus (EMIP) and Total Cash Compensation

The Executive Management Incentive Plan (EMIP) provides executive officers, including the NEOs, with an opportunity to receive an annual cash bonus. We believe that, given base pay is below market, annual cash bonus opportunities should be above average to balance some of the risk associated with greater variable compensation. However, we also believe that above-market pay should only be available for superior individual and financial performance. Therefore, we target total cash compensation (base and bonus target) at the 65th percentile of the market, but use a structure that provides payments of above-average bonuses only where the individual’s performance, that of the entire company and that of his or her particular segment/business unit warrant it. Financial performance goals are also set above market.

ANNUAL BONUS (EMIP) MATRIX

The percentage of target bonus actually paid is based upon a matrix that takes into account financial performance and an executive’s individual performance. If either of these factors is not met, the percentage of target bonus paid is reduced, with the potential that no bonus will be paid. If either of these factors exceeds expectations, the percentage paid can be above the target amount.

As mentioned earlier, the 2015 EMIP matrix was modified, such that performance hurdles were adjusted on the high and low end of the matrix to increase or reduce payouts for higher or lower levels of performance, including increasing the potential maximum payout from 160% to 180%:

2015 EMIP Matrix
Financial Performance
Individual Performance Rating	50%	60%	70%	80%	90%	100%	110%	120%

	Percentage Payout

130	0	50%	80%	100%	130%	150%	160%	180%

120	0	40%	70%	90%	120%	135%	150%	160%

110	0	30%	60%	80%	110%	120%	140%	150%

100	0	20%	50%	60%	90%	100%	135%	145%

95	0	0	20%	50%	80%	90%	115%	125%

90	0	0	0	20%	50%	80%	100%	110%

85	0	0	0	0	20%	50%	60%	70%

80	0	0	0	0	0	20%	30%	50%

75	0	0	0	0	0	0	0	0

The Committee has discretion to approve EMIP payments outside of the strict application of this matrix. There were no such adjustments made for the 2015 EMIP payments for any NEO. EMIP payout determinations for the 2015 performance period were made in the first quarter of 2016.

Annual Bonus (EMIP) Financial Metric

A portion of the EMIP financial component is based upon achievement of company consolidated financial results and another portion may be attributable to segment/business unit financial results, depending upon the individual’s span of responsibility. By varying the financial metrics used based upon areas of responsibility, it is possible that certain participants will receive a higher percentage of target bonus while others will receive a lower percentage of target where the segment/business unit performance for one participant is better than the segment/ business unit performance for the other. This is a key component of our pay for performance and incentive-based philosophies. For 2015, consolidated and most segment/business unit results were nearly at or below budgets.

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2015 EMIP payouts for all officers ranged from 3% below targets to 37% above targets, with an average payout of 23% above the target amounts.

The following is a summary of the financial components used for 2015 for the NEOs:

2015 Annual Bonus (EMIP)–Financial Metrics Used

NEOs	Consolidated Results	Segment/Business Unit Results

Christopher L. Mapes–Chairman, President & CEO	100%	–

Vincent K. Petrella–EVP, CFO & Treasurer	100%	–

George D. Blankenship–EVP; President, Americas Welding*	50%	50% North America

Frederick G. Stueber–EVP, General Counsel & Secretary	100%	–

Steven B. Hedlund–SVP; President, Global Automation	50%	50% Global Automation

*Mr. Blankenship was EVP; President, Lincoln Electric North America during 2015. The above title reflects his title as of the date of this proxy statement.

EBITB. One of the EMIP financial metrics is the achievement of earnings before interest, taxes and the bonus referred to above (EBITB) as compared to budget. Since 2011, this metric accounts for 75% of the EMIP financial component. EBITB to budget has been used as the financial metric for the annual bonus since its inception in 1997 because it is an important indicator of profitability. Budgets are set aggressively (based on the local and global economic climate), at the beginning of the year, are reviewed by the Finance Committee of the Board and are approved by the full Board. The following is a summary of historical results:

Historical EBITB to Budget (since 1997)[1]

	Consolidated Results	Segment/Business Unit Results

Average	101%	97%

Highest Level	141%[2]	130%[2]

Lowest Level	67%	58%

(1) This analysis includes results for the segments/business units of the NEOs.

(2) Capped at the time at 120%.

When performance goals are set, we believe that there is an equal probability of achieving EBITB to budget in any year, although the cyclical nature of our business may increase the probability in some years and decrease it in others. For 2015, the consolidated EBITB budget was set at $519.5 million and actual performance for 2015, as adjusted, measured at budgeted exchange rates, was $474.0 million.

AOWC/Sales. Since 2007, a second EMIP financial metric, namely the achievement of budget for average operating working capital (AOWC) as compared to sales (AOWC/Sales), has been used as a reflection of our commitment to improving cash flow. Since 2011, AOWC/Sales has accounted for 25% of the EMIP financial component. The following is a summary of historical results:

Historical AOWC/Sales to Budget (since 2007)[1]

	Consolidated Results	Segment/Business Unit Results

Average	102%	98%

Highest Level	111%	112%

Lowest Level	88%	79%

(1) Includes results for the segments/business units of the NEOs.

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EXECUTIVE COMPENSATION

Like EBITB, we believe that there is an equal probability of achieving AOWC/Sales to budget in any given year, although the cyclical nature of our business may increase the probability in some years and decrease it in others. For 2015, the consolidated AOWC/Sales budget was set at 21.8% (2014 performance was 22.9%) and actual performance for 2015, excluding businesses acquired during the year, was 21.9% demonstrating improvement over 2014.

2015 Annual Bonus (EMIP) and Total Cash Compensation

The 2015 EMIP annual bonus targets for the NEOs were established according to the principles discussed above. For 2015, target bonuses increased for the NEOs by 6.2%. The 2015 EMIP targets for the NEOs placed their total cash compensation (base and bonus targets), on average, slightly above the 65th percentile of market.

In approving the 2015 EMIP payments, the Committee assessed our EBITB performance and AOWC/Sales performance against budget for consolidated and segments/business units, as applicable. For 2015, actual EMIP payments (as reported in the Summary Compensation Table) were above the amounts paid in 2014, due to increases in target amounts for Messrs. Mapes, Petrella and Blankenship (which were increased in order to align their total targeted cash compensation with the 65th percentile under our compensation philosophy) and the change in the 2015 EMIP matrix, as discussed above. On average, 2015 EMIP payments for the NEOs were 16% higher than the 2014 payments and 30% above their 2015 target amounts, as shown below. These bonus payments resulted in total cash compensation (base and actual EMIP (annual bonus)) for the group that was, on average, above the 65th percentile of the market.

		Target Award	Maximum Award
	Target Award	Opportunity as a	Opportunity Based		Actual Award as a
NEO	Opportunity $	% of Base Salary	on Matrix	Actual Award	% of Target

C. L. Mapes	$1,252,000	138%	$2,253,600	$1,651,325	132%

V. K. Petrella	$ 450,000	95%	$ 810,000	$ 604,001	134%

G. D. Blankenship	$ 450,000	90%	$ 810,000	$ 580,001	129%

F. G. Stueber	$ 330,000	80%	$ 594,000	$ 416,052	126%

S. B. Hedlund	$ 250,000	71%	$ 450,000	$ 321,150	128%

2016 Annual Bonus (EMIP) and Total Cash Compensation

As a result of continued challenging business conditions, the Committee instituted a 5% temporary base salary reduction for officers and other key management in 2015, and did not approve increases in 2016 base salaries or EMIP targets for the NEOs.

Long-Term Incentives

We believe that long-term incentive opportunities should be provided to focus rewards on factors that deliver long-term sustainability for us and should be established at the median (or 50th percentile) of the market. We have targeted the median of the market, in keeping with our pay for performance philosophy, because we believe that superior long-term financial growth itself should be the main driver of above-market long-term incentive compensation. We also believe that different financial metrics help drive long-term performance. Therefore, we have established a structure for long-term incentives that combines several different long-term metrics, with the greatest emphasis placed on share appreciation and non-cash awards.

For 2015, our long-term incentive program was made up of three components: (1) stock options (for U.S. and Canadian-payrolled employees), (2) RSUs and (3) a cash long-term incentive program (Cash LTIP). The value of each is weighted equally. This provides an even balance with respect to the different attributes and timing associated with each type of award. Annual awards of all three components are made to EMIP participants, including the NEOs.

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Long-term incentives awards are set at regularly-scheduled Committee meetings held in the first quarter of the year. This change was made during 2014, as compensation used to be determined at the regularly-scheduled Committee meeting held in the last quarter of the year (normally in December). Due to this change in timing, there were no stock options or RSU awards for 2014, as shown in the Summary Compensation Table. Payout amounts for the Cash LTIP are determined after year-end at the first available Committee meeting of the following year (normally in February) or a subsequent special meeting (normally in March), once final financial results are available.

Equity Incentives

Stock Options. Recognizing that equity awards are a valuable compensation tool, we extend stock options to senior managers and significant contributors, regardless of their position within Lincoln Electric. A total of 208 employees (including our NEOs) received stock options in February 2015. Stock options for senior managers (including the NEOs) vest ratably over a three-year period.

Restricted Stock Units. All EMIP participants (including the NEOs) receive an annual RSU award. As is the case with respect to stock options, the Committee may award RSUs throughout the year, at regularly scheduled meetings, to employees. A total of 128 employees (including our NEOs) received RSUs in February 2015. The RSU awards for officers and key or senior managers (including the NEOs) vest after five years of service. However, vesting may be accelerated (to three years) if we meet or exceed the pre-determined financial targets under the Cash LTIP for the applicable period (if the payout percentage relative to each financial metric is 100% or higher).

Our RSU agreements also provide for the potential of full accelerated vesting of the one award that falls closest to an EMIP participant’s retirement date (as opposed to the normal pro-rata vesting). If the individual retires on or after July 1st of the third year of the 3-year performance cycle applicable to the particular RSU award and if it is determined by the Committee that the performance objectives have been met to provide for full accelerated vesting for active employees, the retired participant will also participate in that full vesting.

Beginning with grants awarded after October 2015, the Committee modified the RSU vesting period to provide for 3-year cliff vesting (with no opportunity for accelerated vesting), in order to align with market trends.

Valuation of Equity Awards. Stock option and RSU awards are based on assumed values. These assumed values consider a 7-day historical average of the stock price for RSUs and Black-Scholes valuations for options, and are calculated approximately one week before the actual award in order to allow us to recommend specific share awards at the time of grant, which is required under the terms of the 2006 Equity and Performance Incentive Plan. These valuations are different from the values shown in the Summary Compensation Table, which are calculated based on a grant date fair value (not a historical average).

Beginning with the 2016 annual grant, for shares under our new 2015 Equity and Incentive Compensation Plan, the Committee established set valuation methods in order to convert the approved long-term incentive compensation values to shares upon the grant date. These methods consider a 7-day historical average of the stock price, up to and including the grant date, for RSUs and performance shares and the grant date Black-Scholes for options.

Normal Cycle and Out-of-Cycle Equity Awards. The Committee has discretion in awarding stock options and RSU awards to EMIP participants and does not delegate its authority to management, nor does management select or influence the award dates. Occasionally, the Committee may approve limited, out-of-cycle special awards for specific business purposes or in connection with executive promotions or the hiring of new executive employees. However, the date used for awards to all EMIP participants, including the NEOs, is the date of a regularly scheduled Committee meeting, which is fixed well in advance and generally occurs at the same time each year. During 2014, the Committee moved the annual grant of plan-based awards (stock and option awards) to the first quarter of 2015 (as opposed to the last quarter of 2014).

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 45

EXECUTIVE COMPENSATION

At the July 2015 meeting, the Committee approved delegated authority to the CEO to designate awards to certain employees under the 2015 Equity and Incentive Compensation Plan, subject to specific limits established. The CEO can only grant option and RSU awards and cannot grant awards to any executive officers, Section 16 officers or greater-than-10% beneficial owners of the Company, and must be granted per the agreements and vesting terms already approved by the Committee.

Cash Incentives

A cash long-term incentive plan, or Cash LTIP, has been in place for officers (EMIP participants) since 1997. The plan is designed to offer reward opportunities leveraged to the long-term performance of Lincoln Electric and to provide line-of-sight for plan participants by tying rewards to operating performance. Target amounts for the plan are set each year at the beginning of a three-year performance cycle. Because awards are made each year and because each award relates to a three-year performance cycle, three different cycles will be running at any point in time. The percentage of the target amount actually paid at the end of the applicable three-year cycle will be based upon achievement of three-year company performance against pre-established performance thresholds. Each plan has six to seven performance thresholds with percentage payouts attributable to those thresholds ranging from 0% to 200% of target. The Committee retains discretion to modify payments to any participant, to modify targets and/or to modify the performance thresholds (up or down).

As previously discussed, during 2015, the Committee modified the executive compensation program to replace the Cash LTIP incentive with performance share awards, to be effective with the 2016 annual equity grants. The terms of the awards will be substantially similar to the performance objectives tied to the Cash LTIP but payouts will be in shares of Lincoln Electric common stock.

Performance Measures. Since its inception, the Cash LTIP has used a performance measure of growth in adjusted net income over the three-year cycle. Beginning in 2009, the Committee added a second metric of ROIC and gave these two financial metrics a 50/50 weighting. The adjusted net income metric is an absolute metric. For the 2013 to 2015 performance cycle, the growth in adjusted net income over the three-year cycle is based on growth above $257,871,000 (which was the adjusted net income for 2012 when the 2013 to 2015 performance cycle was set). As the table below demonstrates, to pay 100% of target, adjusted net income growth over the three-year cycle must be at or above 40% of $257,871,000 (or $361,019,000).

From time to time, the Committee has considered and approved certain limited adjustments to reported net income (both positive and negative) in determining achievement of the performance measured against the thresholds. Each adjustment is reviewed in detail before it is made. The types of adjustments the Committee has considered include: rationalization charges, certain asset impairment charges, the gains and losses on certain transactions including the disposal of certain assets and other special items. To the extent an adjustment relates to restructuring or rationalization charges that are intended to improve organizational efficiency, a corresponding charge (equal to the adjustment) is amortized against future years’ adjusted net income until that adjustment is fully offset against the intended savings (generally this amortization occurs over a three-year period).

The ROIC metric for the 2013 to 2015 performance cycle is a relative value that is derived based on our performance as compared to our proxy peer group (as opposed to an absolute value). In 2015, pension settlement charges primarily related to the purchase of a group annuity contract were excluded from ROIC calculations and related comparisons to our proxy peer group. For further information on pension annuitization, see Lincoln Electric’s Annual Report on Form 10-K.

Performance Thresholds. In setting the performance thresholds for a new three-year period, the Committee considers various factors, including historical performance against established thresholds. We believe there is a 50% probability of achieving the adjusted net income growth thresholds for a 100% payout when initially determining the target growth for any cycle. As historical trends have shown Lincoln Electric achieving a target of 40% or above in five out of the last ten cycles (50% of the time), the Committee modified the three-year net income growth

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performance thresholds (target and maximum) for the 2013 to 2015 plan cycle, in order to maintain an aggressive performance metric. Consistent with the 2012 to 2014 plan cycle, ROIC is measured based on our performance relative to our peer group for the 2013 to 2015 plan cycle. The following is a summary of the performance metric ranges of all prior sixteen full cycles:

Ranges of All Prior 3-Year LTIP Cycles

	Payout Amount	3-Year Net Income Growth	3-Year Average ROIC

Performance	% of Target	LTIP Metric since 1997	LTIP Metric since 2009

Threshold	25%	0% to 15%	40th %ile to 40th %ile

	50%	3% to 21%	50th %ile to 50th %ile

Target	100%	6% to 40%	60th %ile to 65th %ile

	150%	9% to 60%	75th %ile to 75th %ile

Maximum	200%	15% to 80%	90th %ile to 90th %ile

Actual Payout Range		0.0% to 200.0%	87.6% to 176.3%

For the 2013 to 2015 cycle, because the net income performance threshold was not met but the ROIC performance threshold was exceeded, payouts were made at 74.25% of target. Payments under the plan have been made in eleven out of the sixteen completed three-year cycles. The following is the most recently completed cycle (2013 to 2015):

2013 to 2015 Cash LTIP

	Payout Amount	3-YEAR Net Income Growth			3-Year Average ROIC

Performance	% of Target	Absolute LECO Net Income (’000s)			Relative to LECO Peer Group

Threshold	25%	10%		$283,658	40th %ile		11.5%

	50%	20%		309,445	50th %ile		12.3%

Target	100%	40%		361,019	65th %ile		14.5%

	150%	60%		412,594	75th %ile		18.5%

Maximum	200%	80%		464,168	90th %ile		23.0%

Actual Payout	74.25%	0%	@ 50%	0%	148.5%	@ 50%	74.25%
			Weighting			Weighting

Timing for Setting Performance Measure and Performance Thresholds. Performance targets are set at the beginning of the first fiscal year in the cycle. This timing allows the Committee to see our final financial results for the prior year and allows for more current macro-economic projections to be used.

2015 Long-Term Incentives

In evaluating 2015 long-term incentive compensation (at the beginning of 2015), the Committee reviewed 2013 and 2014 pay levels versus the competitive targets. Overall, the Committee concluded that long-term incentives for the NEOs, with the exception of Mr. Hedlund, were significantly below our 50th percentile target when compared to both survey and proxy data. With the exception of Mr. Hedlund, NEOs received, on average, a 22% increase in the targeted value of their 2015 long-term incentive awards over 2014 levels, still placing their awards below the 50th percentile of market. Although above market median, Mr. Hedlund received a 1% increase to his long-term incentive compensation, as he took on a new role in 2015. All of these awards are subject to our Recovery of Funds Policy, which is discussed below.

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EXECUTIVE COMPENSATION

Cash LTIP. Payouts were made for the 2013 to 2015 Cash LTIP. The current plan cycle contains two metrics, each with a 50% weighting. Lincoln Electric’s adjusted net income growth for compensation purposes over the three-year period was –0.9%, which did not result in a payout as the threshold of 10% net income growth was not met. Lincoln Electric’s three-year average return on invested capital (ROIC), as compared to its peer group, was at the 75th percentile, which generated a 74.25% payout for this metric (after applying a 50% weighting). With both metrics combined, the payout for the 2013 to 2015 Cash LTIP was 74.25% of the target amounts.

		Maximum Award
	Target Award	Opportunity Based
NEO	Opportunity $	on Thresholds	Actual LTIP %	Actual Award

C. L. Mapes	$667,000	$1,334,000	74.25%	$495,248

V. K. Petrella	$234,000	$ 468,000	74.25%	$173,745

G. D. Blankenship	$167,000	$ 334,000	74.25%	$123,998

F. G. Stueber	$159,000	$ 318,000	74.25%	$118,058

S. B. Hedlund	$ 92,000	$ 184,000	74.25%	$ 68,310

Other Arrangements, Policies and Practices

Overview of Benefits

We intend to provide a competitive group of benefits for all of our employees targeted at the 50th percentile of the market. Some aspects of our benefit programs are considered non-traditional due to their relationship with our pay for performance and incentive-based philosophies. For example, the premiums for Lincoln Electric-provided medical coverage are 100% paid by employees, including the NEOs, on a pre-tax basis. Premiums for dental coverage, which is a voluntary benefit, are also 100% paid by employees. Life insurance coverage paid fully by Lincoln Electric is set at $10,000 per employee, including the NEOs, although employees may purchase additional insurance at their own cost. The NEOs participate in this same cost-sharing approach. We attempt to balance our various non-traditional programs (such as those with a significant portion of the cost borne by the employee) with more traditional programs.

We also provide accidental death and dismemberment benefits to officers, due to the significant amount of travel required in their jobs. Under this program, the premiums of which are paid by Lincoln Electric, a participant’s beneficiary would receive a payment of five times annual total cash compensation up to a maximum of $3,000,000 for executive officers and $2,000,000 for other officers upon an officer’s accidental death. The policy also provides dismemberment benefits of up to 100% of the death benefit in the event an officer is permanently and totally disabled as a result of an accident, and it provides for medical evacuation coverage as a result of an accident.

Retirement Programs

Retirement benefits are provided to our NEOs through the following programs:

•	The Lincoln Electric Company Retirement Annuity Program (RAP) has been in effect since 1936 for eligible employees hired before 2006. Effective January 1, 2006, new employees are no longer eligible to participate in the RAP but became eligible for Financial Security Plan Plus (FSP Plus) benefits described below. The retirement benefits under the RAP for the NEOs are estimated in the Pension Benefits Table below. Effective July 1, 2012, the RAP was amended to add a lump-sum distribution option where participants can elect to receive a lump-sum distribution paid out either in full upon retirement or paid out over five years. Mr. Mapes is not a participant in the RAP but became a participant in the FSP Plus benefits in September 2012 upon meeting the eligibility requirements. Similarly, Mr. Hedlund is not a participant in the RAP but became a participant in the FSP Plus benefits in October 2009 upon meeting eligibility requirements.

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•	The Supplemental Executive Retirement Plan (SERP) has been in effect since 1994 but has been closed to new participants since 2005. The purpose of the SERP is, in part, to make up for limitations imposed by the U.S. Internal Revenue Code on payments under tax-qualified retirement plans, and, primarily, to provide an aggregate competitive retirement benefit for SERP participants in line with our overall 50th percentile objective. Participation in the SERP is limited to individuals approved by the Committee. As of December 31, 2015, there were 5 active participants in the SERP. Compensation covered by the SERP is the same as shown in the salary and bonus columns of the Summary Compensation Table below. Certain terms of the SERP may be modified as to individual participants, upon action by the Committee. Except with respect to the award of additional prior service to Mr. Stueber (in 1995), as described below, there have been no modifications to the terms of the SERP for the NEOs. Mr. Mapes and Mr. Hedlund do not participate in the SERP as they were hired after 2005.

•	A qualified 401(k) savings plan, formally known as The Lincoln Electric Company Employee Savings 401(k) Plan, has been in effect since 1994. For 2015, all of the NEOs deferred amounts under the 401(k) plan. Historically, we have matched participant contributions (other than catch-up contributions) at 35% up to the first 6% of pay (base and bonus) contributed. During 2015, the 401(k) match was temporarily suspended as part of our cost-cutting measures. We also provide additional 401(k) plan contributions under a program we refer to as the Financial Security Plan (FSP) for those participants, including the NEOs, who made an election to adopt this program in 1997 (in which case they receive an annual FSP contribution of 2% of base pay) or who made an election to adopt a revised program in 2006, which we refer to as the FSP Plus program, in which case they receive an annual FSP Plus contribution as follows:

After service of...	Lincoln Electric will contribute...

1 year	4% of base pay

5 years	5% of base pay

10 years	6% of base pay

15 years	7% of base pay

20 years	8% of base pay

25 years	10% of base pay

  In exchange for the FSP or FSP Plus benefits, participants elected to forfeit certain future benefits under the RAP.

•	A deferred compensation plan, or Top Hat Plan, is designed to allow participants to defer their current income on a pre-tax basis and to receive a tax-deferred return on those deferrals. There are no company contributions or match. Participation in the Top Hat Plan is limited to individuals approved by the Committee. As of December 31, 2015, there were 15 active employee participants in the Top Hat Plan.

More information on these programs can be found below in the 2015 pension benefits section.

Perquisites

We offer limited perquisites. Occasionally, we will provide perquisites to officers or EMIP participants to meet specific business needs. For example, because we believe in the importance of maintaining the health of all of our employees, including the NEOs, we pay for an annual physical for EMIP participants who are age 45 or above and for certain participants below that age on an ad hoc basis. We grandfathered certain non-EMIP participants in the executive physical program. We also make available financial planning services to certain officers. However, the cost of these financial planning services is included in the income of the participants. The physical and financial planning programs are optional programs.

To assist us in conducting business meetings and/or entertainment, we pay the cost of certain club dues for some officers. Although these officers may derive some personal benefit from their use, club memberships are used extensively for business purposes, all personal expenses are borne entirely by the executive and the club dues are included in the income of the participants. Initiation fees for club memberships are paid by the executive. Different perquisites are provided from time to time to non-U.S. based executives; however, they are customary and reasonable in nature and amount (for example, a car lease).

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EXECUTIVE COMPENSATION

Change in Control Arrangements

We have entered into change in control agreements with all of our NEOs. The agreements are designed generally to assure continued management in the event of a change in control of Lincoln Electric.

The change in control arrangements are operative only if a change in control occurs and payments are only made if the officer’s employment is terminated (or if the officer terminates employment due to certain adverse employment changes). The agreements provide our NEOs with the potential for continued employment following a change in control, which help retain these executives and provide for management continuity in the event of an actual or threatened change in control of Lincoln Electric. They also help ensure that our executives’ interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. For a more detailed discussion of our change in control agreements, see Termination and Change in Control Arrangements below. Outside of these change in control agreements, we do not maintain written employment or other severance agreements for U.S.-based employees.

Recovery of Funds Policy

We have adopted a Recovery of Funds Policy (clawback policy) consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank). Our policy is more extensive than what Dodd-Frank requires and is applicable to all of our officers (currently, 15 individuals), including our NEOs. The policy will apply in the event that there is an accounting restatement involving our financial statements due to material non-compliance with the financial reporting requirements under the U.S. federal securities laws. The policy applies to both current and former officers and covers incentive compensation received by the officers in the 3-year period prior to the restatement. Awards of incentive compensation would include annual bonus payments, stock option awards, restricted stock awards, RSUs, performance shares (new in 2016) and Cash LTIP awards beginning in 2011, unless Dodd-Frank regulations provide otherwise. Under the policy, in the event of an accounting restatement of our financial statements, the Committee would review all incentive compensation received during the 3-year covered period and would seek recovery of the amount of incentive compensation paid in excess of what would have been paid if the accounts had been properly stated. We believe that this policy is in the best interests of Lincoln Electric and its shareholders.

Anti-Hedging/Pledging Policy

Consistent with our philosophy to encourage long-term investment in our common stock, our directors and executive officers are prohibited from engaging in any speculative or hedging transactions involving our common stock, including buying or selling puts or calls, short sales or margin purchases. In addition, our insider trading policy prohibits future pledging of Lincoln Electric securities by our executive officers and directors. There are no pledges of Lincoln Electric common stock in place for any of our directors or executive officers.

Share Ownership

As with the Directors, in keeping with our philosophy that officers should maintain an equity interest in Lincoln Electric and based on our view that such ownership is a component of good corporate governance, we initially adopted stock ownership guidelines for officers in 2006 and increased the guidelines in 2012. The revised guidelines were proposed based on a review of our peer group and corporate governance best practices. Under the current guidelines, officers of Lincoln Electric are required to own and hold a certain number of our common shares, currently at the levels set forth in the table below:

Executive Group	Ownership Guideline

Chief Executive Officer[1]	5 times base salary

Management Committee Members[2]	3 times base salary

Other Officers[3]	2 times base salary

(1) Mr. Mapes. (2) Includes Messrs. Petrella, Blankenship, Stueber and Hedlund, as well as five other officers at 12/31/15. (3) Includes other EMIP participants.

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Officers have five years to satisfy the stock ownership guidelines, which can be satisfied either by holding (1) shares aggregating the dollar amount specified above (valued at the then current stock price), or (2) that number of shares needed to satisfy the ownership guidelines tied to the base salaries in effect on January 1, 2012 divided by the closing price of a common share on December 31, 2011 ($39.12). RSU awards count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) do not. As of December 31, 2015, all of our NEOs met the stock ownership guidelines.

The Committee reviewed the guidelines during 2014 (mid-way through the five-year cycle) and concluded they were at appropriate levels. The next review is expected to take place in 2017.

Deductibility of Compensation

Our general philosophy is to qualify future compensation for tax deductibility under Section 162(m) of the U.S. Internal Revenue Code, wherever appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Qualification is sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives.

Our 2007 Management Incentive Compensation Plan, as amended (2007 MICP), contains performance measures that were last approved by our shareholders in 2012 and provides us with flexibility to grant performance-based awards under the plan that are fully deductible under Section 162(m).

In addition, our current equity compensation plan for employees, the 2015 plan, contains performance measures that were approved by our shareholders in 2015, which provides us with flexibility to grant performance-based equity awards under the plan that are fully deductible under Section 162(m).

All of the compensation paid to the NEOs during 2015 was tax deductible by Lincoln Electric for federal income tax purposes.

COMPENSATION COMMITTEE REPORT //

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Lincoln Electric’s management and, based on this review and discussion, recommends that it be included in Lincoln Electric’s Annual Report on Form 10-K for the year ended December 31, 2015 and this proxy statement.

By the Compensation & Executive Development Committee:

William E. MacDonald, III, Chair

David H. Gunning

Stephen G. Hanks

Kathryn Jo Lincoln

Hellene S. Runtagh

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 51

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

Summary of 2015 Compensation Elements

	Purpose	Competitive Target	Financial Metrics Used	When the 2015 Amount Was Set	The Period to Which the Amount Relates	Where Reported in the SCT**

Base Pay	Rewards responsibility, experience and individual performance	Below Market	–	Beginning of 2015	2015	Salary column
Annual Bonus (EMIP)	Rewards strong annual financial results and individual performance.	Above Market (base plus bonus)	EBITB and AOWC/Sales	Beginning of 2015	2015 Performance	Non-Equity Incentive Plan Compensation column

Stock Options	Rewards the creation of shareholder value		Share Price Appreciation	Beginning of 2015	2015 Based Award	Option Awards column
RSUs	Rewards the creation of shareholder value and strong long-term financial results	At Market	Share Price Appreciation (Adjusted Net Income Growth and ROIC for accelerated vesting)	Beginning of 2015	2015 Based Award	Stock Awards column
Cash-LTIP*	Rewards the creation of long-term growth and the efficient use of capital		Adjusted Net Income Growth and ROIC	End of 2012	2013 through 2015 Performance	Non-Equity Incentive Plan Compensation column

Benefits other than Pension	Includes 401(k) match, FSP contributions, insurance and standard expatriate benefits	Below Market	–	Various	2015	All Other Compensation column
Pension Benefits	Includes RAP, SERP and above-market earnings in the Top Hat	Above Market	–	Various	For RAP/SERP, shows changes from 2014 For Earnings, shows 2015 amounts	Change in Pension Value column
Perks	Meets specific business needs–includes financial planning, annual physical and certain club dues	Below Market	–	Various	2015	All Other Compensation column

*Beginning in 2016, performance share awards will replace Cash LTIP awards.

**Summary Compensation Table

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2015 Summary Compensation Table

This table details total compensation paid to our NEOs for the past three years. In 2014, the Committee moved the annual grant of plan-based awards (stock and option awards) to the first quarter of 2015. Accordingly, there are no amounts of stock awards or option awards presented in the table for 2014.

Name and Principal Position	Year	Salary ($)[1]		Stock Awards ($)[2]	Option Awards ($)[2]	Non-Equity Incentive Plan Com- pensation ($)[3]		Change in Pension and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)

Christopher L. Mapes Chairman, President and Chief Executive Officer	2015	903,221	[6]	1,138,408	1,097,410	2,146,573	[6]	10,997	39,364	5,335,973
	2014	880,000		–	–	2,196,696		5	36,745	3,113,446
	2013	800,000		764,336	801,088	1,974,971		–	40,814	4,381,209

Vincent K. Petrella Executive Vice President, Chief Financial Officer and Treasurer	2015	473,021	[7]	280,073	270,106	777,746	[7]	288,753	34,593	2,124,292
	2014	460,000		–	–	852,751		616,579	30,910	1,960,240
	2013	435,000		233,151	244,474	841,929		3,477	33,249	1,791,280

George D. Blankenship Executive Vice President, President, Americas Welding	2015	497,917		225,731	217,668	703,999		512,151	6,800	2,164,266
	2014	435,000		–	–	717,300		887,149	32,695	2,072,144
	2013	400,000		183,241	192,268	665,338		–	32,090	1,472,937

Frederick G. Stueber Executive Vice President, General Counsel and Secretary	2015	408,292	[8]	169,646	163,663	534,110		9,448	20,890	1,306,049
	2014	400,000		–	–	637,476		377,160	20,839	1,435,475
	2013	400,000		159,712	167,166	640,885		5,214	20,126	1,393,103

Steven B. Hedlund Senior Vice President, President, Global Automation	2015	352,127		105,202	101,496	389,460		–	25,064	973,349
	2014	340,000		–	–	399,484		–	19,695	759,179
	2013	320,000		436,753	106,593	360,318		–	19,740	1,243,404

(1)	All NEOs took a temporary 5% base salary reduction starting in 2015 as part of Lincoln Electric’s cost-cutting measures.

(2)	During 2014, the Compensation and Executive Development Committee decided to move the annual grant of plan-based awards (including RSUs and stock options) to the first quarter of each year. Accordingly, there are no amounts showing for any of the NEOs for 2014 for annual equity awards as those awards were made in the first quarter of 2015. The amounts reported reflect the grant date fair value under FASB ASC Topic 718 for the RSU awards and reflect the grant date fair value under FASB ASC Topic 718 for the stock option grants.

(3)	The amounts shown for 2015 represent payments under our EMIP (annual bonus) as follows: Mr. Mapes ($1,651,325), Mr. Petrella ($604,001), Mr. Blankenship ($580,001), Mr. Stueber ($416,052), and Mr. Hedlund ($321,150). The amounts shown also include payments under our Cash LTIP as follows: Mr. Mapes ($495,248), Mr. Petrella ($173,745), Mr. Blankenship ($123,998), Mr. Stueber ($118,058), and Mr. Hedlund ($68,310). Both the EMIP and the Cash LTIP provide incentive-based compensation.

(4)	The amounts shown for 2015 represent the increase in actuarial value of our two defined benefit plans, the RAP and the SERP, as compared to 2014, and the difference in earnings under the Moody’s Corporate Bond Index fund in our Top Hat Plan for 2015 and a hypothetical rate. Mr. Mapes and Mr. Hedlund do not participate in our RAP or SERP.

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EXECUTIVE COMPENSATION

(4) (Continued)

2015 INCREASE IN PENSION VALUE & PREFERENTIAL EARNINGS (TOP HAT PLAN)

Name	RAP	SERP	Difference in 2015 Earnings Credited in the Top Hat Plan	Moody’s Corporate Bond Index Earnings	Hypothetical Market Rate*

Christopher L. Mapes	–	–	$10,997	$32,277	$21,280

Vincent K. Petrella	$20,588	$257,576	10,589	33,394	22,805

George D. Blankenship	(16,566)	528,717	–	–	–

Frederick G. Stueber	(19,096)	(314,610)	9,448	31,077	21,629

Steven B. Hedlund	–	–	–	–	–

*This rate is specified by the SEC rules for proxy disclosure purposes and is based on 120% of the applicable federal long-term rate, compounded monthly for 2015.

(5) The amounts shown for 2015 are comprised of the following:

2015 ALL OTHER COMPENSATION

			Perquisites*

	Company 401(k) & FSP Contributions	Life and AD&D Premiums	Financial Planning	Physical Examination	Club Dues

Christopher L. Mapes	$16,165	$1,235	$8,790	$ –	$13,174

Vincent K. Petrella	10,865	1,235	8,790	2,850	10,853

George D. Blankenship	5,565	1,235	–	–	–

Frederick G. Stueber	10,865	1,235	8,790	–	–

Steven B. Hedlund	18,815	1,235	5,014	–	–

*The methodology for computing the aggregate incremental cost for the perquisites is the amount that is imputed to the individual as taxable income.

(6)	Mr. Mapes deferred 30% of his 2015 base salary, 30% of his 2015 EMIP bonus and 20% of his 2013–2015 Cash LTIP, in each case under our Top Hat Plan. See the narrative following the Nonqualified Deferred Compensation Table below for additional information on this plan.

(7)	Mr. Petrella deferred $100,000 of his 2015 base salary, $100,000 of his 2015 EMIP bonus and $100,000 of his 2013–2015 Cash LTIP, in each case under our Top Hat Plan.

(8)	Mr. Stueber deferred $50,000 of his 2015 base salary under our Top Hat Plan.

Additional Employment Terms for the CEO

Upon joining the Company in 2011, Mr. Mapes received certain compensation, a portion of which consisted of RSUs (52,498 RSUs) that represented a special executive retention and retirement replacement award valued at $1,650,000. As previously noted, Mr. Mapes is not a participant in either our RAP or SERP.

On December 31, 2012, Mr. Mapes was appointed President and Chief Executive Officer. In connection with his appointment, Mr. Mapes received a special retirement replacement and executive retention award of 33,161 RSUs valued at $1,608,000 and we increased his Cash LTIP targets, on a pro-rata basis.

The value of Mr. Mapes’ awards discussed above was intended to provide comparable, competitive retention and retirement benefits for a senior level executive of a manufacturing company but were delivered in a form (namely RSUs) that require strong financial performance (share price appreciation) to deliver the intended value. This differs from the RAP and SERP which require only continuous service. The special retirement replacement and executive retention awards for both 2011 and 2012 vest at a rate of 20% over five years. They are not eligible for accelerated vesting upon achievement of company performance objectives. Once vested, Mr. Mapes has elected to defer these RSUs under our Top Hat Plan until his retirement from the Company.

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The remainder of the RSU awards and the stock options provided to Mr. Mapes are subject to our ordinary terms.

For 2015, Mr. Mapes’ salary and bonus accounted for 51.0% of his compensation reported in the 2015 Summary Compensation Table, based on the value of his 2015 base salary, 2015 actual EMIP (or bonus) and one-third of his actual Cash LTIP payment for the 2013 to 2015 performance cycle.

Additional Employment Terms for the Other NEOs

Mr. Stueber entered into an agreement in February 1995 when he was originally hired by the Company, which was modified in May 1998. The agreement contains many terms no longer in effect. The agreement grants credited service for purposes of the SERP of 22 years as of his date of hire, assuming a normal retirement age of 60 and service of 45 years at age 65.

Mr. Hedlund received a special executive retention award of 6,410 RSUs in April 2013, which award vests ratably over seven years, commencing at age 55.

For 2015, Mr. Petrella’s salary and bonus accounted for 53.4% of his compensation reported in the 2015 Summary Compensation Table, Mr. Blankenship’s salary and bonus accounted for 51.7% of his compensation reported in the 2015 Summary Compensation Table, Mr. Stueber’s salary and bonus accounted for 66.1% of his compensation reported in the 2015 Summary Compensation Table and Mr. Hedlund’s salary and bonus accounted for 71.5% of his compensation reported in the 2015 Summary Compensation Table. The above percentages were based, in each case, on the value of the executive’s 2015 base salary, 2015 actual EMIP (or bonus) and one-third of the executive’s actual Cash LTIP payment for the 2013 to 2015 performance cycle.

2015 Grants of Plan-Based Awards

The following table provides information relating to plan-based awards granted in 2015 to our NEOs.

						All Other Stock Awards; Number of Shares of Stock or Units (#)[3]	All Other Option Awards: Number of Securities Underlying Options (#)[4]

								Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[5]
			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards

	Grant	Grant	Threshold	Target	Maximum
Name	Type	Date	($)	($)	($)

Christopher L. Mapes	EMIP	2/5/2015	0	1,252,000[1]	2,253,600

	Cash LTIP	2/5/2015	0	1,117,000[2]	2,234,000

	RSUs	2/5/2015				16,340			$1,138,408

	Options	2/5/2015					66,550	$69.67	1,097,410

Vincent K. Petrella	EMIP	2/5/2015	0	450,000[1]	810,000

	Cash LTIP	2/5/2015	0	275,000[2]	550,000

	RSUs	2/5/2015				4,020			280,073

	Options	2/5/2015					16,380	69.67	270,106

George D. Blankenship	EMIP	2/5/2015	0	450,000[1]	810,000

	Cash LTIP	2/5/2015	0	222,000[2]	444,000

	RSUs	2/5/2015				3,240			225,731

	Options	2/5/2015					13,200	69.67	217,668

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 55

EXECUTIVE COMPENSATION

							All Other	All Other
							Stock	Option
							Awards;	Awards:	Exercise	Grant Date
			Estimated Future Payouts Under				Number	Number of	or Base	Fair Value
			Non-Equity Incentive Plan Awards				of Shares	Securities	Price of	of Stock
							of Stock	Underlying	Option	and Option
	Grant	Grant	Threshold	Target		Maximum	or Units	Options	Awards	Awards
Name	Type	Date	($)	($)		($)	(#)[3]	(#)[4]	($/Sh)	($)[5]
	EMIP	2/5/2015	0	330,000	[1]	594,000
Frederick G. Stueber	Cash LTIP	2/5/2015	0	167,000	[2]	334,000
	RSUs	2/5/2015					2,435			169,646
	Options	2/5/2015						9,925	69.67	163,663
	EMIP	2/5/2015	0	250,000	[1]	450,000
Steven B. Hedlund	Cash LTIP	2/5/2015	0	103,000	[2]	206,000
	RSUs	2/5/2015					1,510			105,202
	Options	2/5/2015						6,155	69.67	101,496

(1)	The performance-based amounts shown represent the range of cash payouts (from zero to the maximum amount listed) for 2015 under the EMIP. Payments are based on the achievement of company financial performance and the executive’s individual performance. Target awards are set by the Compensation and Executive Development Committee of the Board in the first quarter each year. Actual payment amounts are determined by the Committee in the first quarter each year. The targets shown above are pursuant to the new EMIP matrix for 2015 (which allows for potential payouts at 180% of target), which is reflected in the Compensation Discussion and Analysis section above.

(2)	The performance-based amounts shown represent the range of cash payouts (from zero to the maximum amount listed) for the 2015 to 2017 cycle under our Cash LTIP plan. Under the plan, payments are based on achievement of company financial goals over a three-year cycle. Target awards are set by the Committee in the first quarter each year. Actual payment amounts are determined by the Committee in the first quarter of the year following the three-year cycle.

(3)	The RSUs vest upon the earlier of (1) the recipient remaining in continuous employment for five years (to February 5, 2020), or (2) a determination by the Committee that the financial targets for our cash long-term incentive plan (discussed above) are met (3 years) (2015–2017 cycle), with accelerated vesting upon a change in control in the event the employee is terminated or in the event any successor to Lincoln Electric does not honor the terms of the award or in the event of death or disability. Upon retirement, a pro-rata portion of the award will vest, subject to the potential for full accelerated vesting for the one award that falls closest to the officer’s retirement date (assuming retirement occurs on or after July 1st of that performance year).

Upon vesting, the RSUs are paid out solely in Lincoln Electric common stock (there is no cash option). Dividend equivalents are sequestered by us until the shares underlying the RSUs are distributed, at which time such dividend equivalents are paid in cash (this is a change from prior years when vested RSU dividend equivalents were paid out in common shares; all outstanding award agreements were amended during 2015 to provide for payment of dividend equivalents in cash). The dividend rate for dividend equivalents paid on the RSUs to the NEOs is the same as for all other shareholders (in other words, it is not preferential). Recipients of RSUs who participate in our EMIP bonus program (which includes all of the NEOs) are eligible to elect to defer all or a portion of their RSUs under our Top Hat Plan—see the 2015 Nonqualified Deferred Compensation section below for a description of this plan.

(4)	The amounts shown in this column represent stock option grants made under our EPI Plan on February 5, 2015. The stock options were granted at the closing price of our common shares on the date of the grant. All stock options are non-qualified for tax purposes. We value stock options using the Black-Scholes valuation method. The stock options vest over a three-year period (in equal annual increments), with accelerated vesting upon death or disability or a change in control in the event the employee is terminated or if the plan is not assumed upon the change in control. A pro-rata portion of the award vests upon retirement. All options have 10-year terms.

(5)	The amounts shown represent the full value of the RSU awards and the stock option grants calculated in accordance with FASB ASC Topic 718 as of the date of the grant. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. The actual amount realized upon vesting of RSUs will depend upon the market price of our common shares at the time of vesting. There is no assurance that the hypothetical full values of the awards reflected in this table will actually be realized.

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Holdings of Equity-Related Interests

The following provides information relating to exercisable and unexercisable stock options and RSUs at December 31, 2015.

Outstanding Equity Awards at December 31, 2015

		Option Awards				Stock Awards

		Number of	Number of			Number of	Market Value
		Securities	Securities			Shares or	of Shares
		Underlying	Underlying	Option		Units of	or Units of
		Unexercised	Unexercised	Exercise		Stock That	Stock That
		Options (#)	Options (#)	Price	Option	Have Not	Have Not
Name	Grant Date	Exercisable[1]	Unexercisable[1]	($ /sh)	Expiration Date	Vested (#)[2]	Vested ($)[3]
	9/1/2011	38,153	–	$33.060	9/1/2021	11,508	$597,150
	11/2/2011	28,500	–	35.550	11/2/2021	–	–
Christopher L. Mapes	12/13/2012	47,480	–	47.910	12/13/2022	15,290	793,398
	12/31/2012	–	–	–	–	13,265	688,321
	12/16/2013	29,360	14,680	71.300	12/16/2023	10,720	556,261
	2/5/2015	–	66,550	69.670	2/5/2025	16,340	847,883
	12/3/2008	22,740	–	$21.985	12/3/2018	–	–
	12/1/2009	27,280	–	26.355	12/1/2019	–	–
	12/1/2010	21,360	–	31.315	12/1/2020	–	–
Vincent K. Petrella	11/2/2011	19,250	–	35.550	11/2/2021	–	–
	12/13/2012	16,620	–	47.910	12/13/2022	5,350	$277,612
	12/16/2013	8,960	4,480	71.300	12/16/2023	3,270	169,680
	2/5/2015	–	16,380	69.670	2/5/2025	4,020	208,598
	7/31/2009	2,400	–	$21.190	7/31/2019	–	–
	12/1/2009	17,700	–	26.355	12/1/2019	–	–
	12/1/2010	13,740	–	31.315	12/1/2020	–	–
George D. Blankenship	11/2/2011	13,860	–	35.550	11/2/2021	–	–
	12/13/2012	11,870	–	47.910	12/13/2022	3,820	$198,220
	12/16/2013	7,046	3,524	71.300	12/16/2023	2,570	133,357
	2/5/2015	–	13,200	69.670	2/5/2025	3,240	168,124
	12/3/2008	18,200	–	$21.985	12/3/2018	–	–
	12/1/2009	21,820	–	26.355	12/1/2019	–	–
	12/1/2010	16,900	–	31.315	12/1/2020	–	–
Frederick G. Stueber	11/2/2011	14,480	–	35.550	11/2/2021	–	–
	12/13/2012	11,280	–	47.910	12/13/2022	3,630	$188,361
	12/16/2013	6,126	3,064	71.300	12/16/2023	2,240	116,234
	2/5/2015	–	9,925	69.670	2/5/2025	2,435	126,352
	12/1/2010	5,580	–	$31.315	12/1/2020	–	–
	11/2/2011	6,010	–	35.550	11/2/2021	–	–
Steven B. Hedlund	12/13/2012	6,530	–	47.910	12/13/2022	2,100	$108,969
	4/24/2013	–	–	–	–	6,410	332,615
	12/16/2013	3,906	1,954	71.300	12/16/2023	1,430	74,203
	2/5/2015	–	6,155	69.670	2/5/2025	1,510	78,354

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 57

EXECUTIVE COMPENSATION

(1)	Stock options vest in three equal annual installments, commencing on the first anniversary of the date of the grant.

(2)	Amounts shown in this column represent RSU awards. The RSU awards vest in full five years from the date of grant, but are subject to accelerated vesting in three years if the targets are met for the applicable Cash LTIP cycle. In addition, amounts shown for Mr. Mapes include an executive retention and retirement replacement award of RSUs granted on September 1, 2011 and December 31, 2012 in connection with his appointment as Chief Operating Officer and Chief Executive Officer, respectively. Both of these additional RSU awards vest ratably over five years and are not subject to accelerated vesting for achievement of performance objectives. The amounts shown for Mr.Hedlund include a special executive retention award of RSUs granted April 2013. The award vests ratably over seven years, commencing at age 55.

For more information on our restricted stock unit awards under our EPI Plan, see the discussion provided in the Grants of Plan-Based Award Table.

(3)	Based on the closing price of our common stock on the last trading day of the fiscal year 2015 (December 31, 2015) of $51.89.

2015 Stock Option Exercises and Stock Vested Table

The following table provides information on RSUs that vested for the NEOs during 2015, as well as RSUs for Mr. Mapes that vested but were contributed to our Top Hat (deferred compensation) Plan.

	Option Awards		Stock Awards
	Number of Shares Acquired	Value Realized on	Number of Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercise ($)	on Vesting (#)	Vesting ($)
Christopher L. Mapes	–	–	27,253[1]	$1,663,060[6]
Vincent K. Petrella	–	–	6,405[2]	450,720
George D. Blankenship	–	–	4,609[3]	324,355
Frederick G. Stueber	–	–	4,817[4]	338,972
Steven B. Hedlund	–	–	2,003[5]	140,951

The amounts shown above in the “Stock Awards” columns represent RSUs and dividends earned on RSUs that vested during 2015. For Mr. Mapes, the amounts shown above include RSUs awarded upon his appointment as Chief Operating Officer and President and CEO in 2011 and 2012, respectively, which vest ratably over five years and have been deferred under our Top Hat Plan. For more information on the terms of deferral, see “Retirement and Other Post-employment Benefits–2015 Nonqualified Deferred Compensation.”

(1)	Total includes 10,500 RSUs (September 2011 award) and 6,632 RSUs (December 2012 award) that vested during 2015, as well as 632 additional shares attributable to dividends earned on RSUs that were deferred under our Top Hat Plan. These RSUs vest ratably over a five-year period. The total also includes 9,140 RSUs that vested during 2015 (as a result of a determination that the financial targets for our Cash LTIP had been met) and 349 additional shares attributable to dividends earned on the RSUs. Mr. Mapes remitted 4,583 shares to the company in satisfaction of his tax withholding obligations.

(2)	Total also includes 235 additional shares attributable to dividends earned on the restricted stock. Mr. Petrella remitted a total of 2,159 shares to the company in satisfaction of his tax withholding obligations.

(3)	Total also includes 169 additional shares attributable to dividends earned on the restricted stock. Mr. Blankenship remitted a total of 1,554 shares to the company in satisfaction of his tax withholding obligations.

(4)	Total also includes 177 additional shares attributable to dividends earned on the restricted stock. Mr. Stueber remitted 1,440 shares to the company in satisfaction of his tax withholding obligations.

(5)	Total also includes 73 additional shares attributable to dividends earned on the restricted stock. Mr. Hedlund remitted 675 shares to the company in satisfaction of his tax withholding obligations.

(6)	Total includes $17,774 in cash attributable to dividends earned on the RSUs in the Top Hat Plan.

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2015 Pension Benefits

Retirement Annuity Program (RAP)

Under the RAP, each eligible employee accumulates 2.5% of each year’s base compensation in the form of an annuity payable at normal retirement age (age 60 or five years of employment, if later). Participants may also retire early and receive a benefit as early as age 55, but that benefit is reduced to reflect the early payments. For example, a participant commencing his or her RAP benefit at age 55 will receive a benefit equal to 63.82% of his or her normal retirement benefit. In addition to the 2.5% accumulation each year, we have granted, on a number of occasions, additional prospective past service benefits to all participants. The program also provides accumulated benefits to eligible spouses of deceased employees or former employees. Benefits under the program are in addition to those payable under Social Security. The RAP was modified in 1997 and again in 2006 and 2012 to provide one-time elections to all employees at those times.

•	The 1997 election provided a one-time choice to existing employees (hired before November 1, 1997), between maintaining a feature in the RAP known as the Age 60 Feature (or Ramp) or eliminating that feature prospectively in lieu of receipt of employer-provided benefits in our 401(k) plan (referred to as FSP benefits). Under the Ramp feature, if a participant, including a NEO, works past normal retirement age (60), he or she may be eligible for certain enhanced benefits to be paid in one of two ways at his/her election: (1) retirement benefits would commence at age 60 while the participant continued to work, or (2) retirement benefits would be delayed until actual retirement with the participant receiving higher payments. Under the Ramp, a participant must start his or her retirement benefits at age 65, even if he/she continues to work for us.

•	The 2006 election provided a one-time choice for existing employees (hired before January 1, 2006), between maintaining the current program or opting into an alternative program in which the prospective annual earned annuity in the RAP is reduced to 1.25% of each year’s base compensation and the employee is entitled to an enhanced Lincoln Electric contribution in the qualified 401(k) plan, based on service. The enhanced defined contribution program is known as the FSP Plus program.

•	All eligible employees hired after January 1, 2006 participate in the FSP Plus program (and do not participate in any RAP benefits). Accordingly, Mr. Mapes and Mr. Hedlund do not participate in the RAP.

•	During 2012, the RAP was modified to provide a lump-sum distribution feature effective July 1, 2012. With this modification, participants can elect to receive an immediate lump-sum distribution or have the lump-sum value paid out over five years. This new lump-sum feature is in addition to the other distribution options (single-life annuity; joint and survivor annuity; year-certain annuity).

Supplemental Executive Retirement Plan (SERP)

Although no new participants have been added to the SERP since 2005, we have a legacy structure that applies to all NEOs except for Mr. Mapes and Mr. Hedlund (both of whom joined Lincoln Electric after 2005) as follows:

For purposes of the SERP:

•	Years of service includes all service with Lincoln Electric (and, for Mr. Stueber, includes service with previous employers) but excludes service after age 65. Credited service for SERP purposes, as of December 31, 2015, is provided below. Mr. Stueber was awarded prior years of service under the SERP for service with his previous employer. In 2001, however, we eliminated the practice of granting extra years of credited service under the SERP.

•	Final average pay is the average base and bonus compensation for the three highest years in the seven-year period preceding retirement.

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 59

EXECUTIVE COMPENSATION

•	Benefits payable under the SERP are reduced by applicable offsets that include: the maximum Social Security benefit payable in the year of retirement, the single life benefit payable under the RAP, the lifetime benefit equivalent of any account balance attributable to employer matching contributions, Employee Stock Ownership Plan contributions and/ or FSP contributions under the 401(k) plan, and other employer-paid qualified plan benefits paid by previous employers (but only if prior years of service are awarded). Benefits under the SERP are also reduced if the covered employee has participated in the SERP for fewer than eight years at the time of retirement.

•	Unless a different factor is set by the Committee, participants are credited with only 20% of the net amount of the benefit otherwise payable under the SERP when they first become participants, and in each of the next eight years, an additional 10% of the net amount of the benefit will become payable upon retirement. As of December 31, 2015, all of the NEOs who participate in the SERP had 100% participation factors. Unless modified the maximum net benefit payable under the SERP is $300,000 per year.

•	SERP benefits vest at the plan’s normal retirement age of 60. Other than Mr. Stueber, none of the NEOs who participate in the SERP is currently vested in the SERP. Benefits may become vested as early as age 55, but only if such vesting is approved by the Committee. If benefits are paid before age 60, they are reduced for early commencement. The SERP also provides accumulated benefits to eligible spouses of deceased employees or former employees.

•	No new participants have been added to the SERP since 2005. Accordingly, neither Mr. Mapes nor Mr. Hedlund, both of whom joined the company after 2005, participates in the SERP.

2015 Pension Benefits Table

The following provides information relating to potential payments and benefits under our RAP and SERP for the NEOs who participate in those programs. As noted above, Mr. Mapes and Mr. Hedlund are not participants in the RAP or the SERP.

			Present Value	Payments During
		Years of Credited	of Accumulated	the Last Fiscal
Name	Plan Name	Service (#)	Benefits ($)	Year ($)
Christopher L. Mapes	RAP	N/A	N/A	N/A
	SERP	N/A	N/A	N/A
Vincent K. Petrella	RAP	20[1]	1,127,648[3]	–
	SERP	20[2]	1,521,103[4]	–
George D. Blankenship	RAP	30[1]	892,803[3]	–
	SERP	30[2]	2,519,601[4]	–
Frederick G. Stueber	RAP	20[1]	1,435,383[3]	–
	SERP	42[2]	4,071,120[4]	–
Steven B. Hedlund	RAP	N/A	N/A	N/A
	SERP	N/A	N/A	N/A

(1)	Under the RAP, credited years of service are the same as actual years of service, both of which are calculated from the date of hire with Lincoln Electric. Accordingly, there is no benefit increase for credited years of service under the plan. All of the NEOs, other than Mr. Stueber, are currently under normal retirement age under the terms of the plan.

(2)	Under the SERP, credited years of service versus actual years of service are the same for Messrs. Petrella and Blankenship, all of which are calculated from their dates of hire with Lincoln Electric. Credited years of service versus actual years of service vary for Mr. Stueber as follows: (actual: 20) (credited: 42). When he joined Lincoln Electric over 20 years ago, Mr. Stueber was granted additional years of service under the SERP for service with his prior employer. As a result, benefits earned at his prior employer, if any, will serve as an offset against his SERP benefits. There are no prior employer offsets for Mr. Stueber. The aggregate benefit increase under the SERP for enhanced credited years of service for Mr. Stueber is $2,861,468.

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(3)	This represents the actuarial present value of accrued benefits in the RAP for the NEOs who participate at December 31, 2015. However, this is an estimated full value number that is discounted to a current date. The above actuarial present values were determined using a 4.52% discount rate, RP-2014 Annuitant table, with blue collar adjustment, protected generationally with Scale MP-2015, age 60 commencement and no decrements for death or termination prior to age 60. All of the NEOs who participate are currently vested in their RAP benefits because they each have at least five years of service with Lincoln Electric.

	When Eligible for a Full,	Accrued Annual Benefit Payable under
	Unreduced Benefit under	the RAP at Age 60
Name	the RAP	(as of December 31, 2015) ($)
Christopher L. Mapes	N/A	N/A
Vincent K. Petrella	2020	97,211
George D. Blankenship	2022	82,261
Frederick G. Stueber	2013	107,071
Steven B. Hedlund	N/A	N/A

Vested participants who are below normal retirement age 60 may receive an earlier reduced benefit after he or she reaches age 55.

(4)	This represents the actuarial present value of accrued benefits in the SERP for the NEOs who participate at December 31, 2015. However, this is an estimated full value number that is discounted to a current date. The above actuarial present values were determined using a 4.52% discount rate, IRC Section 417(e), assumed commencement of SERP benefits at age 60 and no decrements for death or termination prior to age 60.

	When Eligible for a Full,	Accrued Annual Benefit Payable under
	Unreduced Benefit under	the SERP at Age 60
Name	the SERP	(as of December 31, 2015)
Christopher L. Mapes	N/A	N/A
Vincent K. Petrella	2020	130,670
George D. Blankenship	2022	232,140
Frederick G. Stueber	2013	300,000
Steven B. Hedlund	N/A	N/A

Benefits may become vested earlier, but this earlier vesting would require approval of the Committee. In addition, benefits paid early would be reduced to account for the early payment.

Deferred Compensation Plan (Top Hat Plan)

Our plan is designed to be a “top-hat” plan that complies with Section 409A of the U.S. Internal Revenue Code. Participation is limited to management and highly compensated employees as approved by the Committee.

Participants may defer all or a portion of the common shares underlying RSUs and performance shares (new for 2016) upon vesting, as well as any gain or income that otherwise would have been recognized upon or after vesting. Any RSUs or performance shares that have been deferred are paid out in common shares (not cash) when distributed from the plan. The plan now also includes a recovery of funds provision consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

A participant may elect to defer a specified dollar amount or percentage of his or her compensation, provided the amount cannot exceed the sum of eighty percent (80%) of base salary, bonus and/or Cash LTIP for deferral period. A participant may elect to defer a specified percentage of RSUs or performance shares, provided the amount cannot exceed one hundred percent (100%) of his or her RSUs or performance shares for the deferral period.

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 61

EXECUTIVE COMPENSATION

Deferrals are credited to participant accounts based on their elections, and accounts are credited with earnings based on the investment elections made by the participant. There are currently 27 investment options, 26 of which mirror the third-party managed investment funds available under our 401(k) plan and one, Moody’s Corporate Bond Average Index, which preserves an investment option previously available under our old deferred compensation plan. RSU deferrals are invested solely in a Lincoln Electric Stock fund, with no other plan deferrals eligible for investment into that fund. All of the third-party managed investment options track precisely with the returns reported by the investment managers for the funds to which they are associated. The Moody’s Corporate Bond Average Index is derived from pricing data for approximately 100 corporate bonds in the U.S. market, each with current outstandings of over $100 million.

Plan distributions are permitted only in the event of separation from service, disability, death, a change in control of the employer or an unforeseeable emergency. Distributions also can be made at a specified time or under a fixed schedule, as stated in the plan at the time of the deferral.

Amounts deferred under the plan are distributed when a participant terminates employment with us or elects to receive an in-service distribution, which is available to assist participants in meeting shorter-term financial needs. In-service distributions are payable in a lump-sum payment on a date that is at least one calendar year after the date of the applicable deferral period/plan year. Distributions following death or retirement may be made by payment in five, ten or fifteen annual installments or by payment of a single lump-sum, except that accounts valued at less than $35,000 are distributed in a single lump-sum payment. The retirement distribution is available for participants starting at age 60 (or age 55 if the participant has 25 years of service). The plan administrator, in its sole discretion, may also allow for financial hardship distributions in certain circumstances. Loans are not permitted under the plan.

2015 Deferred Compensation Table

The following table provides deferred compensation information for 2015 for the NEOs.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Christopher L. Mapes	668,163	995,321[1]	(762,174)[2]	–	4,842,978[3]

Vincent K. Petrella	300,000	–	31,916[4]	–	1,249,726[3]

George D. Blankenship	–	–	–	–	–

Frederick G. Stueber	100,000	–	31,077[5]	–	771,200[3]

Steven B. Hedlund	–	–	875	40,580	41,522[3]

(1)	Represents 17,132 RSUs plus 632 additional shares and $17,774 in cash attributable to dividends that vested during 2015.

(2)	Of the amount reported, $10,997 is included as compensation for 2015 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

(3)	The portions of the amount reported that relate to deferral contributions in prior years have all been reported in the Summary Compensation Table in those years to the extent the individual was a NEO for those years.

(4)	Of the amount reported, $10,589 is included as compensation for 2015 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

(5)	Of the amount reported, $9,448 is included as compensation for 2015 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

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TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

The Key Compensation Program table below highlights the benefits and payments available to NEOs in the event of a termination of employment and/or a change in control. The Termination and Change in Control Table below reflects the estimated additional amounts of compensation each NEO would receive in the event of a termination of employment and/or a change in control. Termination events include: a voluntary termination by the executive; normal retirement of the executive (defined as termination at age 60 or later); an involuntary, not-for-cause termination by Lincoln Electric; a for-cause termination by Lincoln Electric; a termination upon a change in control; and a termination due to death or disability. In addition, estimated additional compensation amounts are shown in the event of a change in control without termination of employment. The amounts shown assume that each event occurred on December 31, 2015, the last business day of the calendar year.

Termination of Employment

No written agreements exist that provide additional payments to a NEO in the event of a voluntarily termination of employment with Lincoln Electric or a termination of employment initiated by Lincoln Electric (whether for cause or not). We do not have employment agreements or severance agreements, except for our change in control agreements described below.

Pursuant to our standard employment policies, however, upon termination of employment, a NEO would be entitled to receive the same benefits and payments that are generally available to salaried employees:

•	Earned but unpaid base pay, up to the date of termination;

•	Earned and unused vacation, up to the date of termination;

•	Vested amounts held in the executive’s account under our 401(k) plan;
•	Amounts held in the executive’s account under our Top Hat Plan (based on the executive’s election);

•	Deferred vested benefits under our RAP (pension plan)—payments for which could begin at normal retirement age (60) or as early as age 55 (but at a reduced amount).

Change in Control

We have entered into change in control agreements with our NEOs. Pursuant to our change in control agreements, in the event of a “change in control” and if the NEO’s employment with us is terminated without “cause” (as defined in the severance agreement) or the NEO terminates employment with us for “good reason” (as defined in the severance agreement) during the two-year period following the change in control, we will make severance payments and provide certain benefits as indicated in the Key Compensation Programs table below.

If the underlying transaction that triggered the change in control is abandoned, the Board may nullify the effect of the change in control and reinstate the agreements without prejudice to any action that may have been taken prior to the nullification.

During the period ending on the later of (1) one year following the termination date or (2) the end of the severance period (as described below), if the executive has received or is receiving severance compensation, the executive may not engage in a business enterprise in substantial and direct competition with Lincoln Electric or one of our subsidiaries without our consent, which consent shall not be unreasonably withheld. The severance period commences on the date of the first occurrence of a change in control and ends on the earliest of (a) the third anniversary of the change in control, (b) the executive’s death, or (c) the executive’s sixty-fifth birthday.

The following events would constitute a change in control:

•	any individual, entity or group is or becomes the beneficial owner of 30% or more of the combined voting power of the then-outstanding voting stock of Lincoln Electric;

•	a majority of the Board of Directors ceases to be comprised of incumbent directors;
•	certain reorganizations, mergers or consolidations, or the sale or other disposition of all or substantially all of the assets of Lincoln Electric or the acquisition of the stock or assets of another corporation, or other transactions are consummated; or

•	there is a complete liquidation or dissolution of Lincoln Electric.

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 63

EXECUTIVE COMPENSATION

Key Compensation Programs

	Voluntary Termination/ Termination with Cause	Involuntary Termination/ Termination without Cause	Normal Retirement (age 60)[1]	Change in Control (with Termination)[2]	Change in Control (No Termination)	Death or Disability

Severance	None	Company has discretion	None	Lump-sum payment equal to the sum of base pay and bonus as described in the severance agreement times three for the CEO and times two for other NEOs.	N/A	N/A

Annual Bonus (EMIP)	Forfeited	Forfeited	Pro-rata portion of EMIP.[3]	Pro-rata portion of EMIP payment equal to the greater of the actual or target amount.	Pro-rata EMIP payment equal to the greater of the actual or target amount.	Pro-rata portion of EMIP.[3]

Long-Term Incentive Plan (Cash LTIP)	Forfeited	Forfeited	Pro-rata portions of each Cash LTIP cycle.[4]	Pro-rata portion of each Cash LTIP award granted prior to the change in control, equal to the greater of target or actual performance.	Pro-rata portion of each Cash LTIP award granted prior to the change in control, equal to the greater of target or actual performance.	Pro-rata portions of each Cash LTIP.[4]

Stock Options	Unvested stock options, forfeited. Entitled to exercise vested stock options for a period of three months after termination.[6,7] Vested options cancelled if executive is terminated for cause.	Unvested stock options forfeited. Entitled to exercise vested stock options for a period of three months after termination.[6,7]	Pro-rata vesting of any unvested stock options for all awards on or after December 1, 2010 with right to exercise such vested options for the remaining period of the original 10-year term.[5,8]	Accelerated vesting of unvested stock options. Entitled to exercise vested stock options for a period of three months after termination.[6,7]	N/A	Vesting of any unvested stock options. Entitled to exercise stock options for a period of three years after termination.[6]

Restricted Stock/RSUs	Forfeited	Forfeited	Pro-rata vesting of any, restricted stock or RSU awards.[8]	Accelerated vesting of restricted stock and RSU awards.	N/A	Vesting of restricted stock and RSU awards.

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	Voluntary Termination/ Termination with Cause	Involuntary Termination/ Termination without Cause	Normal Retirement (age 60)[1]	Change in Control (with Termination)[2]	Change in Control (No Termination)	Death or Disability

Outplacement	None	None	N/A	Maximum of $100,000 for CEO and $50,000 for the Other NEOs.	N/A	N/A

280G Cutback	N/A	N/A	N/A	[9]	N/A	N/A

Other	Continuing medical and/ or dental coverage under COBRA, for which the executive would pay 102% of the applicable premium.	Continuing medical and/ or dental coverage under COBRA, for which the executive would pay 102% of the applicable premium.	Continuing of medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive. Normal vesting of benefits under the SERP, provided the executive is a participant.[13]	Continuation of medical insurance (100% of the premium paid by the executive) and life insurance for a period of three years following the NEO’s termination date.[10,11]	10	Continuing medical and/or dental coverage with 100% of the premium paid by the executive (or his or her surviving dependents).[12]

(1)	Subject to any 409A deferred payment requirements.

(2)	Termination without Cause or Voluntary Termination for Good Reason.

(3)	Based on the executive’s period of employment during the calendar year, subject to achievement of the applicable personal and financial goals.

(4)	Based on the executive’s periods of employment during each of the open three-year cycles and upon completion of each cycle, subject to achievement of the applicable financial goals.

(5)	For awards made prior to December 1, 2010, NEO is entitled to exercise stock options for a period of three years after retirement (after which time the options would expire).

(6)	After which time the vested stock options would expire.

(7)	Vested options cancelled if the executive is terminated for cause or the executive engaged in competitive conduct within six months of termination.

(8)	Except in the case of the one award that falls closest to the executive’s retirement date. If it is later determined that the performance objectives have been met for full accelerated vesting, then the retired executive will participate in that full vesting.

(9)	Severance payments reduced to the 280G (excess parachute payment) safe harbor limit. No payment, net of taxes, to compensate for any excise tax imposed.

(10)	Amounts and/or shares (from vested RSUs) held in executives’ accounts under the Top Hat Plan automatically paid out.

(11)	Immediate vesting under the SERP for those who participate. No age or service credit under the severance agreement.

(12)	Vesting of accrued benefits under the SERP (nonqualified pension plan) if the NEO participates and if the Committee so provides.

(13)	Financial planning services for the year of retirement and for one calendar year thereafter.

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 65

EXECUTIVE COMPENSATION

Termination and Change in Control Table

The following table sets forth estimates of the potential incremental payments to each of our NEOs upon the specified termination events and upon a change in control without termination of employment, assuming that each such event took place on the last business day of 2015.

The table does not quantify benefits under plans that are generally available to salaried employees and do not discriminate in favor of NEOs, including the Retirement Annuity Program, the 401(k) plan, the health care plan and the life insurance plan.

The 2015 annual bonus (EMIP) amounts represent the difference between target EMIP and actual EMIP payments (as disclosed in the Non-Equity Incentive Plan Compensation column of the 2015 Summary Compensation Table) if target EMIP exceeds actual EMIP. For 2015, target EMIP did not exceed actual EMIP so no incremental payments would apply in connection with a hypothetical change in control as of the last business day of 2015. Similarly, the Cash LTIP amounts for 2015 represent the difference between target Cash LTIP and actual Cash LTIP if target Cash LTIP exceeds actual Cash LTIP if a change in control occurred on the last business day of 2015. For 2015, the Cash LTIP amounts below represent the pro-rata portion of the target amounts for the two cycles of the Cash LTIP (2014–2016 cycle and 2015–2017 cycle) that were open as of the last business day of 2015. The Cash LTIP amounts below also include the difference between the 2013–2015 target Cash LTIP and the 2013–2015 actual Cash LTIP, since the cycle paid out below target.

In addition, the table includes all equity that is accelerated as a result of termination but does not include the value of outstanding equity awards that have previously vested, such as stock options, which awards are set forth above in the Outstanding Equity Awards at December 31, 2015 table. There are no amounts included for the Supplemental Executive Retirement Plan (SERP) because although the executive would become immediately vested in the SERP upon a change in control, the payment itself would get paid out at normal retirement age and would not accelerate and become an incremental benefit upon a change in control. For descriptions of the compensation plans and agreements that provide for the payments set forth in the following table, including our change in control agreements, see the “Elements of Executive Compensation” discussion contained in the CD&A section above.

	Christopher L. Mapes	Vincent K. Petrella	George D. Blankenship	Frederick G. Stueber	Steven B. Hedlund

Involuntary Termination/Termination without Cause before Normal Retirement	$0	$0	$0	N/A	$0

Normal Retirement (Age 60):	Not Eligible	Not Eligible	Not Eligible	$355,690	Not Eligible

Long-Term Incentive Plan (Cash LTIP)	$0	$0	$0	$162,035	$0

Stock Options–Accelerated Vesting	$0	$0	$0	$0	$0

RSUs–Accelerated Vesting	$0	$0	$0	$193,655	$0

Termination Following Change in Control:	$6,719,243	$3,022,372	$2,739,738	$2,289,417	$1,989,079

Severance	$6,611,805	$1,983,318	$1,931,573	$1,588,261	$1,277,924

2015 Annual Bonus (EMIP)	$0	$0	$0	$0	$0

Long-Term Incentive Plan (Cash LTIP)	$1,053,698	$307,457	$239,298	$202,977	$125,836

Stock Options–Accelerated Vesting	$0	$0	$0	$0	$0

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	Christopher L. Mapes	Vincent K. Petrella	George D. Blankenship	Frederick G. Stueber	Steven B. Hedlund

RSUs–Accelerated Vesting	$3,641,863	$681,597	$518,867	$448,179	$620,373

Outplacement Estimate	$100,000	$50,000	$50,000	$50,000	$50,000

280G Cutback	$(4,688,123)	$0	$0	$0	$(85,054)

Change in Control (No Termination):	$1,053,698	$307,457	$239,298	$202,977	$125,836

2015 Annual Bonus (EMIP)	$0	$0	$0	$0	$0

Long-Term Incentive Plan (Cash LTIP)	$1,053,698	$307,457	$239,298	$202,977	$125,836

Death or Disability:	$4,523,809	$928,799	$715,163	$610,214	$722,519

Long-Term Incentive Plan (Cash LTIP)	$881,946	$247,202	$196,296	$162,035	$102,146

Stock Options–Accelerated Vesting	$0	$0	$0	$0	$0

RSUs–Accelerated Vesting	$3,641,863	$681,597	$518,867	$448,179	$620,373

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 67

MANAGEMENT OWNERSHIP OF SHARES

MANAGEMENT OWNERSHIP OF SHARES //

The following table sets forth certain information regarding ownership of shares of common stock of Lincoln Electric as of December 31, 2015 by each of our Directors and NEOs (and Directors and executive officers as a group). Except as otherwise indicated, voting and investment power with respect to shares reported in this table are not shared with others.

BENEFICIAL OWNERSHIP TABLE

Directors and Director Nominees	Number of Shares of Lincoln Electric Common Stock Beneficially Owned[1]	Percent of Class

Curtis E. Espeland	7,805[2]	*

David H. Gunning	20,799[3]	*

Stephen G. Hanks	19,304[4]	*

Michael F. Hilton	2,575[5]	*

G. Russell Lincoln	357,904[6]	*

Kathryn Jo Lincoln	1,066,165[7]	1.51%

William E. MacDonald, III	21,569[8]	*

Phillip J. Mason	10,190[9]	*

Hellene S. Runtagh	23,129[10]	*

George H. Walls, Jr.	42,129[11]	*

NEOs

Christopher L. Mapes	187,152[12]	*

Vincent K. Petrella	163,814[13]	*

George D. Blankenship	111,869[14]	*

Frederick G. Stueber	113,129[15]	*

Steven B. Hedlund	35,755[16]	*

All Directors, Director Nominees and Executive Officers as a group (20 persons)	2,327,610[17]	3.27%

*Indicates	less than 1%

(1)	Reported in compliance with the beneficial ownership rules of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of a security, for these purposes, if he or she has or shares voting power or investment power over the security or has the right to acquire the security within 60 days of December 31, 2015.

(2)	Includes 4,608 restricted shares.

(3)	Includes 4,608 restricted shares.

(4)	Includes 4,608 restricted shares.

(5)	Includes 2,575 restricted shares.

(6)	Of the shares reported, Mr. Lincoln held of record 256,685 shares, 4,608 shares of which are restricted shares. An additional 1,028 shares held of record by his spouse. The remaining shares were held of record as follows; 12,318 shares by a trust for the benefit of his son, as to which Mr. Lincoln is a trustee; 35,154 shares by the Laura R. Heath Family Trust for which Mr. Lincoln serves as a trustee; 52,719 shares by The G.R. Lincoln Family Foundation for which Mr. Lincoln serves as a trustee. Mr. Lincoln disclaims beneficial ownership of the shares held by his spouse, the trusts and the Foundation.

(7)	Of the shares reported, 57,487 shares were held of record by a trust established by Ms. Lincoln, under which she has sole investment and voting power, 4,608 shares are restricted shares, 725 shares are held by her son (as to which Ms. Lincoln disclaims beneficial ownership) and 101 shares are held by her daughter (as to which Ms. Lincoln disclaims beneficial ownership). The remaining shares were held of record as follows: 1,003,244 were held of record by The Lincoln Institute of Land Policy, of which Ms. Lincoln is the Chair, as to which shares Ms. Lincoln disclaims beneficial ownership.

(8)	Includes 4,608 restricted shares.

(9)	Includes 5,190 restricted shares.

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(10)	Includes 4,608 restricted shares.

(11)	Includes 4,608 restricted shares.

(12)	Of the shares reported, Mr. Mapes held of record 21,476 shares and 165,676 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2015.

(13)	Of the shares reported, Mr. Petrella held of record 42,144 shares, 3,072 shares of which are held in the 401(k), and 15,682 shares of which are held jointly by Mr. Petrella and his spouse and over which they share voting and investment power.
Mr. Petrella has the right to acquire 121,670 shares upon the exercise of stock options within 60 days of December 31, 2015.

(14)	Of the shares reported, Mr. Blankenship held 40,853 shares, 5,719 shares of which are held in the 401(k) and 2,140 shares of which are held jointly by Mr. Blankenship and his spouse. Mr. Blankenship has the right to acquire 71,016 shares upon the exercise of stock options within 60 days of December 31, 2015.

(15)	Of the shares reported, Mr. Stueber held of record 21,015 shares and 92,114 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2015.

(16)	Of the shares reported, Mr. Hedlund held of record 11,678 shares, 2,120 shares of which are held in the 401(k) and 72 shares of which are held in the company stock purchase plan. Mr. Hedlund has the right to acquire 24,077 shares upon the exercise of stock options within 60 days of December 31, 2015.

(17)	Includes 568,379 shares which all executive officers and directors, as a group, have or had the right to acquire upon the exercise of stock options within 60 days of December 31, 2015.

In addition to the above management holdings, as of December 31, 2015, the 401(k) plan held 1,742,293 shares of Lincoln Electric common stock, or approximately 2.46% of the shares of Lincoln Electric common stock outstanding.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and beneficial owners of 10% or more of the outstanding shares of common stock of Lincoln Electric to file reports of beneficial ownership and changes in beneficial ownership with respect to the securities of Lincoln Electric with the Securities and Exchange Commission and to furnish copies of those reports to us. Based solely on a review of the Forms 3, 4 and 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2015 we believe that for the year 2015 all filing requirements were met on a timely basis.

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 69

OTHER OWNERSHIP OF SHARES

OTHER OWNERSHIP OF SHARES //

Set forth below is information about the number of shares held by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to us to be an owner of more than 5% of the shares of our common stock as of December 31, 2015.

	No. of Shares and Nature	Percent of
Name and Address of Beneficial Owner	of Beneficial Ownership	Class

Baillie Gifford & Co
Calton Square	5,239,209	7.23%
1 Green Side Row
Edinburgh EH1 3AN Scotland, UK

BlackRock, Inc.
55 East 52nd Street	4,562,724	6.30%
New York, New York 10055

David C. Lincoln
1741 East Morten Avenue, Suite A	4,573,030	6.47%
Phoenix, Arizona 85020

The Vanguard Group
100 Vanguard Boulevard	4,882,640	6.73%
Malvern, Pennsylvania 19355

According to its Schedule 13G/A filed on February 5, 2016, Baillie Gifford & Co. has sole dispositive power over 5,239,209 shares and sole voting power over 4,409,048 shares. In its Schedule 13G/A filing, Baillie Gifford & Co. states that the shares of Lincoln Electric common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

According to its Schedule 13G/A filed on January 26, 2016, BlackRock, Inc. has sole voting power over 4,299,765 shares and sole dispositive power over 4,562,724 shares. In its Schedule 13G/A filing, BlackRock states that the shares of Lincoln Electric common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

According to his Schedule 13G/A filed on February 5, 2016, David C. Lincoln has sole voting and dispositive power over 2,031,680 shares and shared voting and dispositive power over 2,541,350 shares. In his Schedule 13G/A filing, Mr. Lincoln states that the shares of Lincoln Electric reported in the filing were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

According to its Schedule 13G/A filed on February 10, 2016, The Vanguard Group has sole voting power over 50,832 shares, shared voting power over 3,400 shares, sole dispositive power over 4,832,508 shares and shared dispositive power over 50,132 shares. In its Schedule 13G/A filing, Vanguard Group states that the shares of Lincoln Electric common stock reported in the filing were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION //

During 2015, none of the Compensation and Executive Development Committee members were employees of Lincoln Electric or any of its subsidiaries, and there were no reportable business relationships between Lincoln Electric and the Compensation and Executive Development Committee members. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation and Executive Development Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

AUDIT COMMITTEE REPORT //

The Audit Committee consists solely of independent Directors within the meaning of the Nasdaq listing standards. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the Committee has received and discussed with the independent auditors written disclosures regarding their independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

The Committee discussed with our internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. The Committee and the Board have also recommended the selection of our independent auditors for the year ending December 31, 2016 and the ratification thereof by the shareholders.

By the Audit Committee:

Curtis E. Espeland, Chair

Michael F. Hilton

G. Russell Lincoln

Phillip J. Mason

George H. Walls, Jr.

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 71

EXECUTIVE BIOGRAPHIES

EXECUTIVE BIOGRAPHIES //

The biographies of our executive officers are hereby incorporated by reference from our Form 10-K for the fiscal year ended December 31, 2015, filed on February 25, 2016, at page 9.

BOARD PROPOSALS //

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal 1 can be found beginning on page 12 of this proxy statement.

PROPOSAL 2—RATIFICATION OF INDEPENDENT AUDITORS

A proposal will be presented at the Annual Meeting to ratify the appointment of the firm of Ernst & Young LLP as our independent auditors to examine our books of account and other records and our internal control over financial reporting for the fiscal year ending December 31, 2016.

Fees for professional services provided by Ernst & Young LLP as our independent auditors in each of the last two fiscal years, in each of the following categories are:

	2014	2015

Audit Fees	$3,353,000	$3,143,000

Audit-Related Fees	283,000	85,000

Tax Fees	151,000	117,000

All Other Fees	0	0

Total Fees	$3,787,000	$3,345,000

Audit Fees include fees associated with the annual integrated audit of the financial statements and internal control over financial reporting in 2015 and 2014, the reviews of our quarterly reports on Form 10-Q, certain statutory audits required for our international subsidiaries and services provided in connection with regulatory filings with the Securities and Exchange Commission. Audit-Related Fees for 2015 and 2014 primarily relate to audit services associated with acquisitions and audits of employee benefit plans. Tax Fees include tax compliance and tax advisory services. All Other Fees include the fees billed for products and services provided other than the services reported under Audit Fees, Audit-Related Fees and Tax Fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services performed by our independent auditors, including the scope of and fees for such services. Requests for audit services, as defined in the policy, must be approved prior to the performance of such services. Generally, requests for audit-related services, tax services and permitted non-audit services, each as defined in the policy, must be presented for approval prior to the performance of such services, to the extent known at that time. The Committee has resolved that four specific categories of services, namely audit services, tax advisory services, international tax compliance services and audit-related services related to acquisitions and new accounting pronouncements, are permissible without itemized pre-approval in an amount not to exceed $100,000 for each of the foregoing services. Itemized detail of all such services performed is subsequently provided to the Committee. In addition, our independent auditors are prohibited from providing certain services described in the policy as prohibited services. All of the fees included in Audit-Related Fees, Tax Fees and All Other Fees shown above were pre-approved by the Audit Committee (or included in the $100,000 limit, as applicable, for certain services as detailed above).

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BOARD PROPOSALS

Generally, requests for independent auditor services are submitted to the Audit Committee by our Executive Vice President, Chief Financial Officer and Treasurer (or other member of our senior financial management) and our independent auditors for consideration at the Audit Committee’s regularly scheduled meetings. Requests for additional services in the categories mentioned above may be approved at subsequent Audit Committee meetings to the extent that none of such services is performed prior to its approval (unless such services are included in the categories of services that fall within the dollar limits detailed above). The Chairman of the Audit Committee is also delegated the authority to approve independent auditor services requests under certain dollar thresholds provided that the pre-approval is reported at the next meeting of the Audit Committee. All requests for independent auditor services must include a description of the services to be provided and the fees for such services.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Audit Committee and the Board of Directors believe that shareholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee or the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as our independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of independent auditors, whether or not our shareholders ratify the appointment.

Majority Vote Needed

Ratification requires the affirmative vote of the majority of the shares of Lincoln Electric common stock present or represented and entitled to vote on the matter at the Annual Meeting. Unless otherwise directed, shares represented by proxy will be voted FOR ratification of the appointment of Ernst & Young LLP. Abstentions will have the same effect as a vote “against” the proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 73

BOARD PROPOSALS

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2015 Annual Meeting, approximately 95% of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our NEOs. The Compensation and Executive Development Committee believes that the shareholder vote reinforces the philosophy and objectives of our executive compensation program. In 2011, our shareholders expressed overwhelming support for an annual “say-on-pay” vote, which our Board of Directors recommended.

Our compensation philosophy is to pay for performance, a philosophy that has been rooted in our history and tradition for over 120 years. Our compensation program consists of elements designed to complement one another and focus on both short-term and long-term performance. The Compensation and Executive Development Committee regularly reviews peer group data and best practices and trends related to executive compensation to ensure that our programs are properly aligned with our business strategy and philosophy, as well as promote shareholder value. The Committee receives advice from independent consultants. In addition to the information provided earlier in the Compensation Discussion and Analysis above, we believe shareholders should consider the following in determining whether to approve this proposal:

Our Culture and Performance

To maintain a performance-driven culture, we:

•	expect our executives to deliver above-market financial results;

•	provide systems that tie executive compensation to superior financial performance;
•	take action when needed to address specific business challenges; and

•	maintain good governance practices in the design and operation of our executive compensation programs.

We have a long track record of delivering increased value to our shareholders.

Pay for Performance

We provide systems that tie executive compensation to superior financial performance. Historically, while we have delivered above-market financial performance, our executive compensation has generally been below the competitive market—this means we have delivered financial results superior to the executive compensation we have paid out.

We have a balanced pay mix between short- and long-term incentives, with a focus on long-term performance:

•	Base Salaries. Base salaries for our NEOs are generally targeted at the 45th percentile of benchmark data (below market median). For 2015, base salaries for our NEOs were above the 45th percentile, with an average increase of 5.6%, to address prior base salary alignment issues. For 2016, base salaries for our NEOs remained flat and currently reflect a temporary 5% reduction due to business conditions.
•	Annual Bonus Awards Are Aligned with Our Performance and Contain a Balanced Mix of Metrics. The total cash compensation for our NEOs, which includes base pay and the annual bonus (EMIP), is targeted at the 65th percentile of benchmark data (above market median) but requires achievement of superior financial results (well above market). The EMIP is based on a balance of metrics—both financial and personal—with the financial components based on EBITB and AOWC/Sales and with a mix of corporate and segment/business unit performance. For 2015, annual bonus payments for the NEOs increased 16%.

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•	Annual Bonus Targets for 2016 Remained Flat. For 2016, annual bonus targets for the NEOs remained flat. There are no guaranteed bonuses.

•	Cash LTIP Payouts Were Below Targets. For the 2013–2015 performance cycle, the Cash LTIP paid out below targets since the net income performance threshold was not met (although the ROIC performance threshold was met).

•	Long-Term Incentives Are Aligned with the Interests of Our Shareholders. We believe that incentives should be based on factors that deliver long-term sustainability for Lincoln Electric. Therefore, the NEOs receive three types of long-term incentives, but we place the greatest emphasis on those that reward share appreciation. The three components are: (1) stock options (for U.S. and Canadian-payrolled employees), (2) RSUs and (3) a three-year Cash LTIP. Total awards are targeted at the 50th percentile of benchmark data (at market median). For 2016 awards, the Cash LTIP portion of the long-term incentives was replaced with Performance Shares.

Good Governance Practices

In addition to our emphasis on above-market financial performance and pay for performance, we design our programs to be current with best practices and good corporate governance. We also consider the risks associated with any particular program, design or compensation decision. We believe these assessments result in sustained, long-term shareholder value. Some of the governance practices include:

•	Officers Are Subject to Stock Ownership Guidelines. Our officers, including the NEOs, are subject to stock ownership guidelines of five times base salary for our Chief Executive Officer and three times base salary for our other NEOs.

•	Reduced Equity Retirement Benefits. Since 2010, we have eliminated automatic full vesting of equity awards upon retirement (vesting was changed to pro-rata vesting).

•	Committee Receives Regular Updates. We regularly update the Compensation and Executive Development Committee on current best practices, trends and legislative changes and the Committee conducts annual reviews of market competitiveness and the relationship of our compensation to financial performance.

•	Committee Retains Independent Advisors. The Committee retains independent compensation consultants and legal advisors to provide input and recommendations on our executive compensation program. Our advisors meet the independence requirements set out by the SEC and Nasdaq.
•	No Compensation Consultant Conflicts of Interest. While the Committee received assistance from Hay Group (now part of Korn Ferry) during 2015 with respect to various executive compensation matters, it is not aware of any conflict of interest related to the work performed by Hay Group.

•	We Have a Broad Clawback Policy. We have a claw-back policy that applies to our incentive compensation. Our policy goes beyond the requirements of Dodd-Frank and applies to all of our officers.

•	Our Change in Control Agreements Require a Double-Trigger. Our change in control agreements do not provide tax gross-ups, are conditioned on a change in control and termination of employment (double-trigger) and are capped payments at three times base and bonus for the Chief Executive Officer (with other NEOs capped at two times base/bonus).

•	No Tax Gross-Ups. We do not provide tax gross-ups to our executive officers, other than tax equalizations benefits available to all employees on international assignment and modest gross-ups upon relocation available to all domestic employees who relocate.

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 75

BOARD PROPOSALS

•	No Multi-Year Guarantees on Compensation. We do not provide for multi-year guarantees for base pay or other compensation.

•	No Dividends on Unvested RSUs. We do not pay dividends to executives on unvested RSUs. We sequester dividends until the award vests.

•	We Have Not Added New SERP Participants since 2005. We have not added any new participants to the SERP since 2005 and we do not intend to add any new participants.

•	Performance-Based Equity Awards Do Not Count for SERP (Pension) Calculation. We do not include performance-based equity awards or other long-term incentive compensation in the pension calculation for our SERP.

•	No Hedging or Pledging. Officers are not permitted to use Lincoln Electric stock in hedging activities, such as cashless collars, forward sales, equity swaps and other similar arrangements. In addition, our insider trading policy prohibits pledging of Lincoln Electric stock for officers and directors.

•	Limited Perquisites. We offer limited perquisites that consist of financial planning services (for which imputed income is charged), an annual physical examination and reimbursement of club dues for two NEOs (for which imputed income is charged).

As illustrated above, the Committee has and will continue to take action to structure our executive compensation program in a manner that is performance-based, current with best practices and good corporate governance and aimed at sustaining long-term shareholder value. The Board believes that the executive compensation disclosed in the Compensation Discussion and Analysis section, tabular disclosures (including Summary Compensation Table) and other narrative disclosures in this proxy statement aligns with our peer group pay practices and compensation philosophy.

Upon the recommendation of the Board of Directors, and for the reasons stated above, we ask shareholders to consider the following resolution:

RESOLVED, that the compensation awarded to our NEOs, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure) in this proxy statement, as required by the rules of the Securities and Exchange Commission, is hereby approved.

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Your Vote Matters to Us

As an advisory vote, this proposal is not binding on us. However, the Compensation and Executive Development Committee of the Board, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

Majority Vote Needed

A favorable vote of a majority of the shares of Lincoln Electric common stock present or represented by proxy and entitled to vote on the matter is necessary for approval of the proposal. Abstentions will have the same effect as a vote “against” the proposal and broker non-votes will not be counted for determining whether the proposal is approved.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 77

FAQS

FAQS //

Who is soliciting proxies and why? Who is paying for the cost of this proxy solicitation?

Your proxy is being solicited by our Board of Directors and we will pay the cost of the solicitation. Certain of our officers and other employees may also solicit proxies, but will not receive any additional compensation for these activities. In addition, we reimburse custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners and obtaining their proxies.

How do we distribute proxy materials to shareholders sharing the same address?

To reduce the expense of delivering duplicate voting materials, we have taken advantage of “householding” rules. These rules permit us to deliver only one set of voting materials to shareholders who share the same address; meaning only one copy of the Annual Report, proxy statement and any other shareholder communications will be sent to those households. Each shareholder will, however, receive a separate proxy card.

How do I obtain a separate set of proxy materials?

If you share an address with another shareholder and have received only one copy of the proxy materials, you may request that we send a separate copy to you at no cost. You may also request that we send only one set of these materials to you if you are receiving multiple copies. You may make these requests by sending a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 St. Clair Avenue, Cleveland, Ohio 44117.

Who may vote?

Record holders as of the close of business on March 1, 2016, the record date, are entitled to vote at the Annual Meeting. On that date, 69,386,483 shares of our common stock were outstanding. Each share is entitled to one vote on each proposal brought before the meeting.

What is required for there to be a quorum at the Annual Meeting?

Holders of at least a majority of the shares of our common stock issued and outstanding on the record date (March 1, 2016) must be present, in person or by proxy, for there to be a quorum in order to conduct business at the meeting.

May I attend the Annual Meeting in person?

Registered holders of our common shares, as well as beneficial owners of our common shares who submit appropriate documentation, as described below, may attend the Annual Meeting in person if they held their shares as of the record date (March 1, 2016). If you plan to attend the Annual Meeting and are a registered holder, please check the attendance box on the proxy card or indicate so when prompted if you are voting by telephone or over the Internet.

What is the difference between holding shares as a shareholder of record and as a beneficial holder?

•	Shareholder of Record. If your shares are registered in your name with our transfer agent/registrar, you are considered the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the meeting. You may also grant us your proxy to vote your shares by telephone, via the Internet or by mailing your signed proxy/voting instruction card in the envelope provided.

•	Beneficial Holder of Shares Held in “Street Name.” If your shares are held in a brokerage account, by a trustee, or by another nominee, then that person is considered the shareholder of record and the shares are considered held in “street name.” We sent these proxy materials to that other person, and they have been forwarded to you with a voting instruction card. As a beneficial owner, you have the right to direct your nominee on how to vote your shares and you are also invited to attend the meeting. However, you are not the shareholder of record and you may not vote in person at the meeting unless you obtain a legal proxy from the nominee that holds your shares. Please refer to the information your nominee provided to see what voting options are available to you. If you have not heard from your nominee, please contact them as soon as possible.

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What shares are included on the proxy card?

If you are both a registered shareholder and a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), you may have received one proxy card that shows all the shares registered in your name, including any dividend reinvestment plan shares, and all shares you have credited to your 401(k) plan account. Accordingly, your proxy card also serves as your voting directions to the 401(k) plan Trustee.

Please note, however, that unless the identical name(s) appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one proxy card and must vote each one separately.

If your shares are held through a nominee, you will receive either a voting form or a proxy card from them, instructing you on how to vote your shares.

If you are both a record holder of shares and a beneficial holder of additional shares, you will receive a proxy card(s) directly from us as well as a voting instruction card from your nominee.

What is a broker non-vote and what effect does it have?

Brokers or other nominees who hold our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner. However, your nominee is not permitted to vote on your behalf on the election of directors (Proposal 1) and other non-routine matters (Proposal 3) unless you provide specific voting instructions to them by following the instructions provided to you.

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Therefore, if you hold your shares beneficially through a nominee, you must communicate your voting instructions to them to have your shares voted.

Broker non-votes, as well as abstentions, will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but broker non-votes will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote (i.e., it will not be considered a vote “cast”) with respect to a particular proposal.

How do I vote?

Registered Holders

If your shares are registered in your name, you may vote in person or by proxy in any one of four ways outlined in the Proxy Summary section of this proxy statement.

Participants in the 401(k) Plan

If you participate in the 401(k) plan, the plan’s independent Trustee, Fidelity Management Trust Company, will vote your 401(k) plan shares according to your voting directions. You may give your voting directions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not return your voting instruction card or do not vote over the Internet or by telephone, the Trustee will not vote your plan shares. Because 401(k) plan shares are held in a qualified plan, you are not able to vote 401(k) plan shares in person at the Annual Meeting.

Beneficial Holders of Shares Held in “Street Name”

If your shares are held by a bank, broker, trustee or some other nominee (in street name), that entity will give you separate voting instructions.

If you hold your shares in street name, and you also wish to vote at the Annual Meeting, you must obtain a proxy, executed in your favor, from your nominee.

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 79

FAQS

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on the proposals?

Registered Shareholders

If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the election of all of the Director nominees, FOR the ratification of the appointment of our independent auditors and FOR the approval of the compensation of our NEOs.

“Street Name” Shareholders

Your nominee may vote your uninstructed shares only on those proposals on which it has discretion to vote. Your nominee does not have discretion to vote your uninstructed shares on non-routine matters such as Proposal 1 (election of Directors) and Proposal 3 (advisory vote on executive compensation). However, your nominee does have discretion to vote your uninstructed shares on routine matters such as Proposal 2 (ratification of independent auditors).

May I revoke my proxy or change my vote?

Yes. If you are a registered holder, you may change or revoke your proxy prior to the closing of the polls in any one of the following FOUR ways:

1.	By sending a written notice to our Corporate Secretary stating that you want to revoke your proxy;

2.	By submitting a properly completed and signed proxy card with a later date (which will automatically revoke the earlier proxy);

3.	By entering later-dated telephone or Internet voting instructions (which will automatically revoke the earlier proxy); or

4.	By voting in person at the Annual Meeting after requesting that the earlier proxy be revoked. Because 401(k) plan shares are held in a qualified plan, you are not able to revoke or change your vote on 401(k) plan shares at the Annual Meeting.

If your shares are held by a nominee, you will have to check with your nominee to determine how to change your vote.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate the votes. Broadridge will also act as our inspector of elections at the Annual Meeting.

May I receive future shareholder communications over the Internet?

If you are a registered shareholder, you may consent to receiving future shareholder communications (e.g., proxy materials and interim communications) over the Internet instead of the mail. You may give your consent by marking the appropriate box on your proxy card or following the prompts given you when you vote by telephone or over the Internet. If you choose electronic access, once there is sufficient interest in electronic delivery, we will discontinue mailing materials to you. However, you will still receive a proxy card, together with a formal notice of the meeting, in the mail.

Providing shareholder communications over the Internet may reduce our printing and postage costs and the number of paper documents that you would otherwise receive. Once you give your consent, it will remain in effect until you inform us otherwise.

If your shares are held through a nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

When are shareholder proposals due for next year’s Annual Meeting in 2017?

In order for proposals to be considered for inclusion in next year’s proxy statement for the 2017 Annual Meeting, a shareholder proposal must be received in writing by the Corporate Secretary at Lincoln Electric Holdings, Inc.,

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22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199 on or before November 22, 2016. In addition, if shareholders want to present proposals at our 2017 Annual Meeting that are not included in Lincoln Electric’s proxy materials, they must comply with the requirements set forth in our Amended and Restated Code of Regulations. Specifically, they must provide written notice containing certain information and such notice must be received no later than January 21, 2017 and no earlier than December 22, 2016. If the Board of Directors chooses to present any information submitted after the applicable deadlines at the 2017 Annual Meeting, then the persons named in proxies solicited by the Board for the 2017 Annual Meeting may exercise discretionary voting power with respect to such information.

May I submit a nomination for Director?

Our Amended and Restated Code of Regulations permits shareholders to nominate persons for election as a Director but requires that nominations be received in the Corporate Secretary’s Office at least 80 days before the date of the annual meeting at which the nomination is to be made. If we have not publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date, shareholder nominations must be received in the Corporate Secretary’s Office no later than the close of business on the tenth day following the day on which we publicly announced the date of the annual meeting.

For this year’s Annual Meeting, we had to receive nominations not later than the close of business on February 1, 2016, as we publicly announced the date of this year’s Annual Meeting on January 15, 2016, which is more than 90 days prior to this year’s Annual Meeting date. Accordingly, no additional nominations can be made for this year’s Annual Meeting.

To nominate a candidate for election as Director, a shareholder must send a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199. The notice must include the information about the shareholder and about the person he or she intends to nominate that is required by our Amended and Restated Code of Regulations.

How do I contact Lincoln Electric?

For general information, shareholders may contact Lincoln Electric at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Amanda Butler, Director, Investor Relations

Throughout the year, you may visit our website at www.lincolnelectric.com for information about current developments at Lincoln Electric.

How do I contact the Directors?

Shareholders may send communications to any or all of our Directors through the Corporate Secretary at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Corporate Secretary

The name of any specific intended Board recipient should be noted in the communication. Prior to forwarding any correspondence, the Corporate Secretary will review such correspondence and, in his discretion, not forward certain items if they are deemed of a frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere within Lincoln Electric for review and possible response.

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 81

APPENDIX A—NON-GAAP FINANCIAL MEASURES

APPENDIX A—NON-GAAP FINANCIAL MEASURES //

The discussion of our results in the CD&A and other sections of this proxy statement includes discussions of our EBIT, EBITB, Adjusted net income, Adjusted operating income, Return on Invested Capital (ROIC), Average Operating Working Capital to Sales (AOWC/Sales), and 3-year and 5-year Total Shareholder Return (TSR), all Non-GAAP financial measures, as management uses these non-GAAP financial measures in assessing and evaluating the Company’s underlying operating performance. These non-GAAP measures exclude the impact of special items on the Company’s reported financial results. Non-GAAP financial measures should be read in conjunction with the generally accepted accounting principles in the United States (“GAAP”), as non-GAAP measures are a supplement to, and not a replacement for, GAAP financial measures. The following defines the non-GAAP measures discussed in the CD&A and other sections of this proxy statement:

EBIT

EBIT is an amount equal to earnings before interest and tax defined as operating income plus equity earnings in affiliates and other income.

EBITB

EBITB is an amount equal to earnings before interest, tax and bonus, calculated at budgeted exchange rates and adjusted for special items as determined by management. The adjustments for special items include such items as rationalization charges, certain asset impairment charges, the gains and losses on certain transactions including the disposal of assets and the results of businesses acquired during the year.

ADJUSTED OPERATING INCOME MARGIN

Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by Net sales.

CASH CONVERSION

Cash Conversion is defined as (Net cash provided by operating activities less Capital Expenditures) divided by Adjusted Net Income.

FREE CASH FLOW (FCF)

Free Cash Flow is defined as Net cash provided by operating activities less Capital expenditures.

TSR

TSR is an amount equal to the net stock price change for Lincoln Electric (LECO) common stock plus the reinvestment of dividends paid over the prescribed period of time.

AOWC/SALES

AOWC/Sales is defined as net operating working capital divided by annualized rolling three months of sales. Net operating working capital is defined as Accounts receivable plus Inventory less Trade accounts payable.

For compensation purposes, AOWC/Sales is defined as the three-month average operating working capital (gross accounts receivable plus gross inventory less trade accounts payable) divided by the rolling twelve-months of sales calculated at budgeted exchange rates and adjusted for the results of businesses acquired during the year.

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Adjusted Operating Income

The following table presents a reconciliation of Operating income as reported to Adjusted operating income for the years ended December 31, 2009 to 2015:

($ in thousands)	Year Ended December 31,

	2015	2014	2013	2012	2011	2010	2009

Operating income (as reported)	$181,700	$373,747	$406,985	$362,081	$296,680	$186,430	$93,233

Special items (pre-tax):

Rationalization and asset impairment charges	19,958	30,053	8,463	9,354	282	(384)	29,897

Venezuela remeasurement losses	27,214	21,133	12,198			3,123

Pension settlement charges	142,738						(2,144)

Other			705	1,381

Adjusted operating income	$371,610	$424,933	$428,351	$372,816	$296,962	$189,169	$120,986

Adjusted operating income margin	14.7%	15.1%	15.0%	13.1%	11.0%	9.1%	7.0%

Adjusted Net Income and Adjusted Diluted Earnings per Share

The following table presents reconciliations of Net income and Diluted earnings per share as reported to Adjusted net income and Adjusted diluted earnings per share for the years ended December 31, 2009 to 2015:

($ in thousands except per share amounts)	Year Ended December 31,

	2015	2014	2013	2012	2011	2010	2009

Net income (as reported)	$127,478	$254,686	$293,780	$257,411	$217,186	$130,244	$48,576

Special items (after-tax):

Rationalization and asset impairment charges	18,182	30,914	7,573	7,442	237	(894)	23,789

Venezuela remeasurement losses	27,214	21,133	12,198			3,560

Pension settlement charges	87,310						(2,144)

Income tax impact from change in tax regulations and audit settlements					(4,844)	(5,092)

Other		(805)	(363)	906		1,782	2,877

Adjusted net income	$260,184	$305,928	$313,188	$265,759	$212,579	$129,600	$73,098

Diluted earnings per share (as reported)	$1.70	$3.18	$3.54	$3.06	$2.56	$1.53	$0.57

Special items per share	1.78	0.64	0.23	0.10	(0.05)	(0.01)	0.29

Adjusted diluted earnings per share	$3.48	$3.82	$3.77	$3.16	$2.51	$1.52	$0.86

LINCOLN ELECTRIC : 2016 PROXY STATEMENT	/ 83

APPENDIX A—NON-GAAP FINANCIAL MEASURES

Return on Invested Capital (ROIC)

The following table presents calculations of ROIC for the years ended December 31, 2009 to 2015:

($ in thousands)

Return on Invested Capital	Year Ended December 31,

	2015	2014	2013	2012	2011	2010	2009

Adjusted net income	$260,184	$305,928	$313,188	$265,759	$212,579	$129,600	$73,098

Plus: Interest expense (after-tax)	13,469	6,439	1,767	2,597	4,164	4,156	5,293

Less: Interest income (after-tax)	1,675	1,909	2,049	2,471	1,938	1,479	2,150

Net operating profit after taxes	271,978	310,458	312,906	265,885	214,805	132,277	76,241

Invested capital	1,287,073	1,356,435	1,549,775	1,378,596	1,296,620	1,247,183	1,209,392

Return on invested capital	21.1%	22.9%	20.2%	19.3%	16.6%	10.6%	6.3%

ROIC used for compensation purposes is as calculated by an independent third party except for 2015 pension settlement charges primarily related to the purchase of a group annuity contract were excluded.

Invested capital is defined as total debt plus total equity.

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ANNUAL MEETING LOCATION MAP //

Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, (216) 378-9191

ENTER THE HOTEL PROPERTY FROM RICHMOND ROAD

LINCOLN ELECTRIC

THE WELDING EXPERTS®

LINCOLN ELECTRIC HOLDINGS, INC.
22801 ST. CLAIR AVENUE
CLEVELAND, OHIO 44117-1199 U.S.A.
WWW.LINCOLNELECTRIC.COM

SHAREOWNER SERVICESSM P.O. BOX 64945 ST. PAUL, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 20, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 20, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E02701-P73740	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

LINCOLN ELECTRIC HOLDINGS, INC.	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors Recommends a Vote FOR the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. All of the proposals have been proposed by Lincoln Electric. The shares represented by your proxy will be voted in accordance with the voting instructions you specify below.

1.	Election of directors: Class Whose Term Ends in 2016:

	Nominees:

	01)	Curtis E. Espeland	05)	William E. MacDonald, III
	02)	Stephen G. Hanks	06)	Phillip J. Mason
	03)	Michael F. Hilton	07)	George H. Walls, Jr.
	04)	Kathryn Jo Lincoln

		For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2016.	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) to the Annual Meeting.

Address Change? Mark box, sign, and indicate changes on the back:			☐

I plan to attend the Annual Meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date

I consent to access future shareholder communications over the Internet as stated in the proxy statement.	☐	☐
	Yes	No

If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast FOR all nominees in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

Signature (Joint Owners)	Date

LINCOLN ELECTRIC HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 21, 2016

11:00 a.m.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

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E02702-P73740

LINCOLN ELECTRIC HOLDINGS, INC.	PROXY AND VOTING INSTRUCTION

THIS PROXY AND THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 21, 2016.

The shareholder signing this card appoints Christopher L. Mapes, Vincent K. Petrella and Frederick G. Stueber, together or separately, as proxies, each with the power to appoint a substitute. They are directed to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares held by the signing shareholder on the record date, at the Company’s Annual Meeting of Shareholders to be held at 11:00 a.m., local time, on April 21, 2016, or at any postponement(s) or adjournment(s) of the meeting, and, in their discretion, on all other business properly brought before the meeting or at any postponement(s) or adjournment(s) of the meeting.

As described more fully in the proxy statement and on the reverse side, this card also provides voting instructions to Fidelity Management Trust Company, as Trustee under The Lincoln Electric Company Employee Savings Plan (“401(k) Plan” or “Plan”). The signing Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares credited to the account of the signing Plan participant as of the record date, at the Annual Meeting of Shareholders, and in the Trustee’s discretion, on all other business properly brought before the meeting.

NOTE TO PARTICIPANTS IN THE LINCOLN ELECTRIC COMPANY EMPLOYEE SAVINGS PLAN (“401(k) PLAN” or “PLAN”). As a participant in the 401(k) Plan, you have the right to direct Fidelity Management Trust Company, as Trustee for the Plan, to vote the shares allocated to your Plan account. Participant voting directions will remain confidential. Please note that the number of shares reported on this card is an equivalent number of shares based on the units credited to your Plan account. To direct the Trustee by mail to vote the shares allocated to your Plan account, please mark the voting instruction form and sign and date it on the reverse side. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your Plan account, please follow the instructions and use the Company Number given on the reverse side. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) Plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

If you do not give specific voting directions on the voting instruction form or when you vote by phone or over the Internet, the Trustee will vote the Plan shares as recommended by the Board of Directors. If you do not return the voting instruction form or do not vote by phone or over the Internet by 11:59 p.m. Eastern Time on April 17, 2016, the Trustee shall not vote the Plan shares. Plan shares representing forfeited Account values that have not been reallocated at the time of the proxy solicitation will be voted by the Trustee in proportion to the way other 401(k) Plan participants directed their Plan shares to be voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) See reverse for voting instructions.